VIRGINIA MINES INC.

ANNUAL

INFORMATION FORM

FISCAL 2011

Annual Information Form, May 11, 2011

Virginia Mines Inc.

TABLE OF CONTENTS

Page

Glossary Terms

iii

ITEM I – Corporate Structure

1

1.1

Name, Address and Incorporation.

1

1.2

Intercorporate Relationships

1

ITEM II – General Development of the Business

1

2.1

Three-year History

1

2.2

Significant Acquisitions

5

ITEM III – Description of the Business

5

3.1

Poste Lemoyne Extension Property

6

3.2

Anatacau-Wabamisk Property

9

3.3

Lac Pau Property

12

3.4

Ashuanipi Property

15

3.5

Éléonore Régional Property

18

3.6

Corvet Est Property

20

3.7

FCI Property

22

ITEM IV – Dividends

24

ITEM V – Capital Structure

24

ITEM VI – Stock Market for the Trading of Shares

24

ITEM VII – Escrowed Shares

25

ITEM VIII – Risk Factors

25

8.1

Industry Conditions

25

8.2

Regulatory Matters

26

8.3

Permits, Licences and Approvals

26

8.4

Title to Property

26

8.5

Competition

26

8.6

Dependence on Management

26

8.7

Conflicts of Interest

27

8.8

Commercialization

27

8.9

Uninsured Hazards

27

8.10

Land Claims

27

ITEM IX – Directors and Officers

27

9.1

Biographical Notes

28

9.2

Corporate Cease Trading or Bankruptcies

29

9.3

Penalties or Sanctions

29

9.4

Personal Bankruptcies

30

9.5

Conflicts of Interest

30

ITEM X – Promoters

30

ITEM XI – Audit Committee Information

30

11.1

The Audit Committee Charter

30

11.2

Composition of the Audit Committee

30

11.3

Relevant Education and Experience

30

11.4

Reliance on Certain Exemptions

31

11.5

External Auditor Service Fees

31

i

Annual Information Form, May 11, 2011

Virginia Mines Inc.

ITEM XII – Legal Proceedings

31

ITEM XIII – Interest of Management and Others in Material Transactions

31

ITEM XIV – Registrar and Transfer Agent

31

ITEM XV – Material Contracts

31

ITEM XVI – Interest of experts

31

ITEM XVII – Additional Information

32

1.

Goals and general objectives

1

2.

Powers

1

3.

Organization

1

SCHEDULE A:  Audit Committee Charter

SCHEDULE B:  Map of Location of the Company’s Major Properties

Annual Information Form, May 11, 2011

Virginia Mines Inc.

GLOSSARY TERMS

TERM	DESCRIPTION
“Ag”	Chemical symbol for silver.
“alteration”	Any change in the mineralogic composition of a rock that is brought about by physical or chemical means.
“anomaly”	Geochemical and geophysical data, which deviates from regularity.
“Archaean”	Oldest rocks of the Precambrian Era, with an age greater than about 2,400 million years.
“arsenic”	Mineral with the chemical symbol As. Native element occurring in grey masses.
“arsenopyrite”	Iron-arsenic sulphide, FeAsS.
“assay”	Analysis to determine the presence, absence or quantity of one or more chemical components.
“Au”	Chemical symbol for the metallic element gold.
“auriferous”	Containing gold.
“basalt”	Dark coloured, fine-grained usually extrusive igneous rock (volcanic) composed mainly of feldspar and pyroxene.
“base metal”

Metal, such as copper, lead, nickel, zinc or cobalt, of comparatively low value and relatively inferior in certain properties (such as resistance to corrosion) compared to noble metals such as gold, silver or platinum.

“biotite”	Generally dark coloured iron, magnesium and potassium rich mica.
“block”	Regional geological unit containing rocks of similar age.
“breccia”	Rock fragmented into angular components.
“channel sampling”	Chipping of a sample of rock that is one half to one inch deep and six inches wide for the full length of the wall being sampled. The sampling is done in one direction.
“conductor”	Geophysical characteristic by which an electric current can be generated through an electrical charge or an electromagnetic field.
“conglomerate”	Coarse-grained sedimentary rock composed of fragments greater than 2 millimetres.
“copper”	Metallic element with the chemical symbol Cu.
“Cu”	Chemical symbol for the metallic element copper.
“cut-off grade”	The lowest grade of mineralized material that qualifies as ore in a given deposit; rock of the lowest assay included in an ore estimate.
“deformation”	Folding, faulting, shearing, compression, or extension of the rocks as a result of various Earth forces.
“diamond (drill) hole”	A method of obtaining a cylindrical core of rock by drill with a diamond set or diamond impregnated bit.
“dyke”	An intrusive igneous body with boundaries that cut across surfaces of layering or foliation in rocks into which it has intruded.
“EM”	Electromagnetic.
“feasibility study”

A comprehensive study of a mineral deposit in which all geological, engineering, legal, operating, economic, social, environmental and other relevant factors are considered in sufficient detail that it could reasonably serve as the basis for a final decision by a financial institution to finance the development of the deposit for mineral production.

“facies”	Characteristics of a rock body or part of a rock body that differentiate it from others as in appearance, composition, etc.
“fault”	A fracture in a rock along which there has been relative movement either vertically or horizontally.
“Fe”	Chemical symbol for the metallic element iron.
“feldspar”	A group of common aluminosilicate minerals.
“felsic”	Igneous rock composed principally of feldspars and quartz.
“fold”	Bend, flexure, or wrinkle in rock produced when rock was in a plastic state.
“formation”	Body of rock identified by lithological characteristics and stratigraphic position.
“g/t”	Grams per tonne.
“gabbro”	Coarse grained mafic intrusive rock composed mainly of plagioclase and pyroxene.
“geochemical survey”	Measure of the abundance of different elements in rock, soil, water etc.
“geochemistry”	Study of variation of chemical elements in rocks or soil.
“geophysics”	Study of the Earth by quantitative physical methods.
“gneiss”	Foliated metamorphic rock characterized by alternating bands of light and dark minerals.
“gold”

An isometric mineral, native, that occurs in hydrothermal veins with quartz and various sulfides; disseminated in submarine massive effusives and in placers or nuggets, fines, and dust. It is found in nature as the free metal and in tellurides; very widely distributed. Symbol: Au.

“grade”	The relative quantity or the percentage of ore-mineral or metal content in an orebody. Expressed in grams per tonne for precious metal and in percentage for other minerals.
“gram”	Mass metric unit. 1,000 grams = 1 kilogram.
“granite”	Medium to coarse-grained felsic intrusive rock.
“greenstone”	A field term applied to any compact dark-green altered or metamorphosed basic igneous rock.
“greenstone belt”	Elongated belts in Archean terrain characterized by major zones of greenstones.
“hectare”	Square of 100 metres by 100 metres.
“horizon”	A defined layer within a stratigraphic sequence, which has unique characteristics distinguishing it from the rest of the sequence.
“igneous”	Rock or material, which solidified from molten material.
“indicated resources”

An indicated resource is that part of a mineral resource for which quantity, grade or quality, densities, shape and physical characteristics can be estimated with a level of confidence sufficient to allow the appropriate application of technical and economic parameters, to support mine planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough for geological and grade continuity to be reasonably assumed.

“inferred resources”

An inferred resource is that part of a mineral resource for which quantity and grade or quality can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity. The estimate is based on limited information and sampling gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes.

“interbedded”	Having beds lying between other beds with different characteristics.
“intrusion”	A mass of igneous rock that, while molten, was forced into or between other rocks.
“intrusive”	Said of an igneous rock that invades older rocks.
“IP (induced polarization)”

The production of a double layer of charge at a mineral interface, or production of changes in double-layer density of charge, brought about by application of an electric or magnetic field (induced electrical or magnetic polarization). Induced electrical polarization is manifested either by a decay of voltage in the Earth following the cessation of an excitation current pulse, or by a frequency dependence of the apparent resistivity of the Earth. Abbrev: IP.

“lens”

A geologic deposit that is thick in the middle and converges toward the edges, resembling a convex lens; an irregularly shaped formation consisting of a porous, permeable sedimentary deposit surrounded by impermeable rock.

“line cutting”	Technique consisting of making corridors of equal spacing on the ground to have a precise reference of the location of a specific area.
“mafic”	Descriptive of rocks composed dominantly of magnesium and iron forming silicates.
“magmatic”	Of magma (liquid or molten rock deep in the Earth, which on cooling solidifies to produce igneous rock).
“magnetic”	Object that has the properties of a magnet.
“measured resource”

A measured resource is that part of a mineral resource for which quantity, grade or quality, densities, shape, and physical characteristics are so well established that they can be estimated with confidence sufficient to allow the appropriate application of technical and economic parameters, to support production planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough to confirm both geological and grade continuity.

“metamorphic”	Pertaining to a rock transformed by physical or chemical process including heat, pressure and liquids.
“mineralization”	The concentration of metals and their chemical compounds within a body of rock.
“Ni”	Chemical symbol for the metallic element nickel.
“NI 43-101” or “43-101”	National Instrument 43-101 – Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators.
“NSR”	Net Smelter Royalty – Royalty based on the actual gold sale price received less the cost of refining at an off-site refinery.
“ore”	Rock containing mineral(s) or metals that can be economically extracted.
“ore body”	A solid and fairly continuous mass of ore.
“outcrop”	An exposure of bedrock at the surface.
“Pb”	Chemical symbol for the metallic element lead.
“PGE”	Abbreviation for platinum group elements.
“plutonic”	Igneous rocks formed at great depths and high pressures.
“pyrite”	Iron sulphide (FeS2).
“pyrrhotite”	A magnetic iron sulphide material.
“reconnaissance”	A general examination or survey of a region with reference to its main features, usually as a preliminary to a more detailed survey.
“mineral resource”

A mineral resource is a concentration or occurrence of natural, solid, inorganic or fossilized organic material in or on the Earth’s crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction. The location, quantity, grade, geological characteristics and continuity of a mineral resource are known, estimated or interpreted from specific geological evidence and knowledge.

“stringer”	A very small vein either independent or occurring as a branch of a larger vein; also known as string.
“sulphide”	A group of minerals in which one or more metals are found in combination with sulphide.
“till”

Unsorted and unstratified drift consisting of a heterogeneous mixture of clay, sand, gravel, and boulders which is deposited by and underneath a glacier; also known as boulder clay, glacial till and icelaid drift.

“tonalite”	Quartz diorite; a group of plutonic rocks having the composition of diorite but with large amounts of quartz (greater than 20%); also known as quartz-bearing diorite.
“tonne”	Metric unit of weight equivalent to volume multiplied by specific gravity, equivalent to 1,102 tons.
“trenching”	The act of blasting or digging through overburden/outcrop to attend fresh outcrop for mapping and sampling.
“tuff”	A rock formed of limestone deposits.
“U”	Chemical symbol for the metallic element uranium.
“ultramafic”	Descriptive of igneous rock containing virtually no quartz or feldspar and composed mainly of olivine and pyroxene.
“vein”	Thin fissure going through a hydrothermal mineralization, mainly mineralized in quartz.
“volcanic”	Descriptive of rocks originating from volcanic activity.
“volcanogenic”	Formed by processes directly connected with volcanism.
“volcano-sedimentary”	Type of rock involved simultaneously in a volcanic and a sedimentary activity.
“wacke”	Sandstone composed of a mixture of angular and unsorted or poorly sorted fragments of minerals and rocks and an abundant (10%) matrix of clay and fine silt.
“Zn”	Chemical symbol for the metallic element zinc.

Annual Information Form, May 11, 2011

Virginia Mines Inc.

Except as otherwise indicated, the information contained in this Annual Information Form is up-to-date as at February 28, 2011.

FORWARD-LOOKING STATEMENTS

Certain statements in this Annual Information Form, under the heading entitled “Management’s Discussion and Analysis” and in the Company’s 2011 Annual Report, which are incorporated by reference herein, are forward-looking statements within the meaning of applicable Canadian legislation. The words “estimate”, “project”, “plan”, “expect”, “believe”, “may”, “will”, “anticipate” and similar expressions identify forward-looking statements. Such forward-looking statements involve unknown and uncertain risks, uncertainties and other factors, including, but not limited to, those set forth herein under the heading “Item VIII – Risk Factors”. Events of other occurrences contemplated in these and other risk factors and uncertainties may cause actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors, among others, could cause actual results to differ materially from those expressed in any forward-looking statements. Consequently, these cautionary statements qualify all of the forward-looking statements made in this Annual Information Form.

CURRENCY

Any statement or reference to dollar amounts herein shall mean lawful money of Canada unless otherwise indicated.

Annual Information Form, May 11, 2011

Virginia Mines Inc.

ITEM I – CORPORATE STRUCTURE

1.1

Name, Address and Incorporation.

Virginia Mines Inc. (the “Company”) was incorporated on November 30, 2005, under the Canada Business Corporations Act and is the result of the transaction pursuant to a Plan of Arrangement involving the Company, Goldcorp Inc. (“Goldcorp”) and the Company’s predecessor Virginia Gold Mines Inc. (“Virginia”). The transaction was approved by the shareholders on March 24, 2006, to be effective on March 31, 2006. Virginia is itself the result of an amalgamation of Exploration Diabior Inc. and Virginia Gold Mines Inc. (“Old Virginia”) as of June 1, 1996.

Further to this Plan of Arrangement effective March 31, 2006, the following events occurred:

•

Virginia became a wholly-owned subsidiary of Goldcorp. The Éléonore property was transferred to this subsidiary, which also assumed the liabilities related to the Éléonore property. Effective April 25, 2006, the name Virginia Gold Mines Inc. was changed to "Les Mines Opinaca Ltée".

•

Virginia transferred to the Company the assets not related to the Éléonore property at fair market value in consideration of the issuance of 18,017,817 shares by the Company and the assumption by the Company of the liabilities not related to the Éléonore property. Furthermore, the Company assumed the continuing operations of Virginia, except for the Éléonore property.

•

As part of the Plan of Arrangement, each shareholder of Virginia received 0.5 shares of the Company and 0.4 shares of Goldcorp.

The registered and head office of the Company is located at 116 St. Pierre Street, suite 200, Québec, QC G1K 4A7.

NOTE: To facilitate the reading of this document and for a better understanding, the term “Company” stands for Virginia Mines Inc. and all its predecessors.

1.2

Intercorporate Relationships

The Company does not have any subsidiaries.

ITEM II – GENERAL DEVELOPMENT OF THE BUSINESS

The Company’s activities consist mainly of acquisition, exploration, development and eventually exploitation of mining exploration properties. Exploring mining properties is the Company’s principal business. In this regard, the Company is called upon to enter into different agreements specific to the mining industry such as the purchase or option to purchase mining exploration properties and joint venture agreements. The Company is not currently operating any mines.

2.1

Three-year History

2.1.1

For fiscal 2011

During fiscal 2011 the Company’s exploration expenditures amounted to $9.9 million, compared to $5.5 million in 2010. The Poste Lemoyne Extension, Anatacau-Wabamisk, Lac Pau, Ashuanipi, Éléonore Régional, Corvet Est, and FCI projects, all located in the James Bay region, were the Company’s main exploration projects for fiscal 2011.

The Company was very active on its Poste Lemoyne Extension project where it conducted, during the summer and fall of 2010, prospecting and geological reconnaissance, mechanical stripping and restoration of previous trenches as well as till geochemical surveys. Work was mostly concentrated in the west portion of the property. A program including line cutting (52 kilometres) and an induced polarisation survey (36 kilometres) followed in January 2011. Diamond drilling was also initiated in January 2011 and, by late February, 10 holes totalling 3,067 metres were completed. This drilling program totalling about 4,000 metres was completed in March 2011. The Company spent $1.6 million on this project during fiscal 2011.

Annual Information Form, May 11, 2011

Virginia Mines Inc.

The Company pursued active exploration on its Anatacau-Wabamisk project during fiscal 2011. A 30-hole drilling program totalling 4,210 metres was completed in the winter of 2010. Surface exploration aiming at prospecting, mechanical stripping and geological mapping was also conducted in the summer and fall of 2010. During fiscal 2011 the Company spent $1.5 million on the Anatacau-Wabamisk project.

The Lac Pau project also generated a lot of activity during fiscal 2011. In the winter of 2010, the Company carried out a 28-hole diamond drilling program totalling 3,612 metres to test at shallow depth the Tricorne, JAL-PPG and Beausac-2 auriferous showings as well as several geophysical anomalies (IP). A vast program including geological mapping, prospecting and mechanical stripping of geophysical anomalies and mineralized showings followed in the summer and fall of 2010. A new program consisting of geophysical surveys and diamond drilling was initiated in the winter of 2011 and will probably go on until spring break-up. This program will consist of a 177-kilometre induced polarisation survey, a 160-kilometre ground magnetic survey, and about 25 drill holes totalling 3,800 metres. At the end of February 2011 a previous hole had been extended and eight new holes completed for a total of 1,358 metres. The Company spent $2 million on the Lac Pau project during fiscal 2011.

In the fall of 2010 the Company undertook an important mechanical stripping and prospecting program on the Ashuanipi project. On the block of claims in the northern part of the property, a team of about 15 people carried out mechanical stripping on unexplained VTEM anomalies found during a previous program. In total, 63 trenches were excavated on various targets and 933 channel samples were collected for a total of 919.2 linear metres. Prospecting was also carried out on a block of claims in the south portion of the project. During fiscal 2011 the Company spent $0.9 million on the property.

The Éléonore Régional property was also the object of significant work during fiscal 2011. Prospecting, geological mapping, mechanical stripping, and till and rock sampling were carried out in the summer and fall 2010. A program consisting of line cutting and geophysical surveys (IP-Mag) totalling about 40 kilometres followed in the winter of 2011. During fiscal 2011 the Company spent $0.7 million on this project.

In the summer of 2010 the Company and partner Goldcorp Inc. (“Goldcorp”) completed a seven-hole drilling program for a total of 3,361 metres on the Corvet Est property (50%-50%). Three holes tested the continuity of the Marco zone to a vertical depth of 600 to 700 metres while the other four holes tested at shallow depth the Matton showing and the Contact zone. During fiscal 2011 Goldcorp and the Company spent $0.8 million on the Corvet Est property.

In the winter of 2010 the Company and partner Odyssey Resources Limited (“Odyssey”), carried out an 11-hole diamond drilling program totalling 3,035 metres on the FCI project. This program tested mainly the Golden Gap auriferous corridor over an east-west distance of 1,200 metres and to a vertical depth of 250 metres. During fiscal 2011 Odyssey spent $0.4 million on the FCI project. On October 20, 2010, Odyssey terminated its acquisition option on the FCI project.

In late fiscal 2011 the Company was active to a lesser extent on some other projects in James Bay. Most of the work was carried out in the first quarter of fiscal 2012. An exploration program of about 9,000 metres of diamond drilling and ground geophysics (InfiniTEM) was completed by the end of winter 2011 on the Coulon property. Drilling tested mainly the extensions of lenses 43, 44, 16-17 and 201 and many other geophysical targets within the favourable volcanic stratigraphy. Important geophysical surveys including high definition airborne magnetic surveys and induced polarisation ground surveys were also carried out during the winter of 2011 on the Trieste, Nichicun, and Escale projects 100% owned by the Company in the east portion of the James Bay territory, province of Quebec. Prospecting, mapping and mechanical stripping will be carried out on these three projects in the summer of 2011.

During fiscal 2011 the Company entered into several new agreements. On May 26, 2010, the Company announced the conclusion of an agreement with Ressources Sirios Inc. ("Sirios") on the Escale property, located 75 kilometres southeast of the LG-4 hydro-electrical complex in the James Bay region. The property consists of a block of 129 claims totalling about 6,600 hectares. As per the agreement, the Company acquired a 100% participating interest in the property in consideration of the issuance of 55,000 shares of the Company and a 0.5% NSR in favour of Sirios. The Company may buy back this NSR, at any time at its discretion, for $0.5 million. Newmont Mining Corp. also owns a 1% NSR in a group of 11 claims, which are part of the property.

Annual Information Form, May 11, 2011

Virginia Mines Inc.

On September 1, 2010, the Company announced the signing of a strategic alliance with Wemindji Exploration Inc. ("Wemex") called the "Wemindji Strategic Alliance". As per the agreement both companies have agreed to jointly carry out geological reconnaissance, sampling, and exploration work on a territory covering more than 5,000 square kilometres, in Quebec Middle North. The Company and Wemex will be looking for various types of mineralization associated with different geological contexts. Work will be done on a 50-50 basis with the Company being the operator.

On September 22, 2010, the Company announced the signing of an option agreement with Shield Gold Inc. ("Shield Gold") on the La Grande Nord property located in the James Bay area, province of Quebec. The Property comprises three blocks of claims for a total of 31 claims. As per the agreement, Shield Gold has the option to acquire a 50% participating interest in the La Grande Nord project in consideration for $1 million exploration work over a 5-year period and option payments totalling $30,000. Shield Gold will be the operator during the earn-in option period with the Company having the right to become operator thereafter.

On November 24, 2010, the Company announced the conclusion of an agreement with SOQUEM Inc. ("SOQUEM"), a wholly-owned subsidiary of Société générale de financement du Québec ("SGF"), Aurizon Mines Ltd. ("Aurizon") and Stornoway Diamond Corporation ("Stornoway") on the property LG-4-Diamants-Consorem, located in the James Bay region, province of Quebec. The property comprises 27 blocks of claims for a total of 236 claims. The property is a result of a modelling exercise conducted by the Mineral Exploration Research Consortium ("Consorem"). Partners to this agreement are all members of Consorem. Under this agreement, the Company, SOQUEM, Aurizon and Stornoway have jointly acquired, in 2010, by map designation of claims with “Ministère des Ressources naturelles et de la Faune Québec” (“MRNF”), all mining claims forming the LG-4 property. The Company will be the operator.

On February 25, 2011, the Company acquired 100% of Osisko Mining Corporation’s ("Osisko") participation in the Baie Payne property in consideration of the issuance to Osisko of 70,000 shares of the Company’s share capital.

Finally, an important event concluded the end of fiscal 2011. Indeed, Goldcorp announced on February 24, 2011, positive study results for the Éléonore gold project in Quebec and the approval by its Board of Directors of full-scale development of the project. The study foresees an average annual gold production of approximately 600,000 ounces over an approximate 15-year mine life, an increase of over 80% from previous production estimate. The average life of mine cash costs will be less than $400 per ounce of gold. The initial gold production is expected in the fourth quarter of 2014 and total capital expenditures are expected to be approximately $1.4 billion. In advancing the Éléonore project, several important milestones have already been achieved in 2011, including the declaration of an initial probable gold reserve of 3.03 million ounces (12.48 M @ 7.56 g/t Au) and the signing of the Collaboration Agreement with the Cree Nation of Wemindji, the Grand Council of the Crees (Eeyou Istchee) and the Cree Regional Authority. The Company holds a 2.2% NSR royalty on the Éléonore property that could reach up to 3.5% NSR based on gold price and ounces produced from the deposit. Management believes that with the upcoming production, this royalty on Éléonore will be a major catalyst for shareholder value.

2.1.2

For fiscal 2010

During fiscal 2010 the Company’s exploration expenditures amounted to $5.5 million, compared to $13.6 million in 2009. The Poste Lemoyne Extension, Anatacau-Wabamisk, Lac Pau, La Grande Sud, Auclair and FCI projects, all located in the James Bay region, were the Company’s main exploration projects for fiscal 2010.

The Company was very active on its Poste Lemoyne Extension project where it conducted, during the summer and fall of 2009, prospecting and geological reconnaissance, mechanical stripping and restoration of previous trenches as well as geochemical, till and MMI surveys. A new 18-hole drilling program totalling 3,331 metres was also conducted during the period from November 2009 to February 2010. The Company spent $1.6 million on the project during fiscal 2010.

The Company pursued active exploration on its Anatacau-Wabamisk project during fiscal 2010. A geological mapping and mechanical trenching program carried out during the summer and fall of 2009 was followed in early winter 2009-2010 by line cutting and a MAG-IP geophysical survey of about 100 kilometres. A diamond drilling program started in late February 2010 and should go on until spring break-up. During fiscal 2010 the Company spent $0.9 million on the Anatacau-Wabamisk project.

Annual Information Form, May 11, 2011

Virginia Mines Inc.

The Lac Pau and La Grande Sud generated a lot of activity during fiscal 2010. Prospecting, geological mapping and mechanical trenching were carried out on the Lac Pau project during the summer-fall of 2009. Work was followed during winter 2009-2010 by a line cutting program and a geophysical MAG-IP survey totalling 260 kilometres. The Company spent $1.2 million on the Lac Pau project during fiscal 2010. A 7-hole drilling program of 1,963 metres was also carried out at the beginning of winter 2009-2010 on the La Grande Sud project. This drilling program followed up to detailed geological mapping performed during the summer of 2009. The Company spent $0.5 million on the La Grande Sud project during fiscal 2010.

During fiscal 2010 the Company and partner Odyssey worked actively on the Auclair and FCI projects. Detailed structural mapping, which was carried out on the Auclair project during the summer of 2009, was followed in January and February 2010 by a 13-hole diamond drilling program of 4,033 metres. Prospecting and geological mapping was carried out on the FCI project in the fall of 2009 and a diamond-drilling program of about 3,000 metres started in February 2010 and continued until spring break-up. In virtue of an agreement signed in late May 2009, Odyssey had the option to acquire a 50% participating interest in the Auclair property in consideration of $5 million in exploration work to be carried out during the next six years and cash payments totalling $150,000 on or before the third anniversary of the agreement. According to another agreement signed the same day, Odyssey had the option to acquire a 50% participating interest in the FCI property in consideration of $4 million in exploration work to be carried out in the next six years and cash payments totalling $130,000 on or before the third anniversary of the agreement. During fiscal 2010, Odyssey spent $0.7 million and $0.5 million on the Auclair and FCI projects, respectively. Odyssey terminated both options in fiscal 2011.

Fiscal 2010 was also highlighted by a few other events important to the Company. The Coulon project reached a major milestone with the release in April 2009 of a first NI 43-101 compliant resource estimate. The Coulon project is host to seven lenses mineralized in Cu-Zn-Ag, of which five are close to one another. P&E Mining Consultants Inc. of Brampton, Ontario (“P&E”), independent resource estimate consultants for the Company, has authorized the release of the following estimates: an indicated resource of 3,675,000 tonnes at an average grade of 3.61% Zn, 1.27% Cu, 0.40% Pb, 37.2 g/t Ag and 0.25 g/t Au and an inferred resource of 10,058,000 tonnes at an average grade of 3.92% Zn, 1.33% Cu, 0.19% Pb, 34.5 g/t Ag and 0.18 g/t Au. (Technical Report and Resource Estimate on the Coulon Property, James Bay Area, Middle North Quebec”, prepared by Tracy Armstrong, P.Geo., Eugene Puritch, P.Eng. and Antoine Yassa, P.Geo., and filed on SEDAR on May 29, 2009 – www.sedar.com). These substantial mineral resources offer an excellent expanding potential.

The Company also announced in April 2009 the receiving of its first royalty advance payment of US$100,000 on the Éléonore project, owned by Les mines Opinaca, a subsidiary owned 100% by Goldcorp. Indeed, as per an agreement signed by both parties in March 2006, the Company is entitled to advance payments on the royalty that it owns on the Éléonore deposit, on the basis of US$100,000 monthly payments for up to 50 months, unless production begins earlier, in which case the royalty payments will be paid in accordance with the quantity of gold produced.

At last, the Company also signed, in the course of fiscal 2010, some other partnership agreements. It has entered into agreement with MacDonald Mines Exploration Ltd. (“MacDonald Mines”) on the Assinica project, located in the James Bay region, province of Quebec. The property consists of 82 claims totalling 4,236.82 hectares. As per the agreement, MacDonald Mines had the option to acquire a 50% participating interest in the Assinica property, in consideration of $2.5 million in exploration work to be carried out in the next four years and cash payments totalling $130,000. The Company was the operator. MacDonald Mines terminated the option during fiscal 2011.

The Company has also entered into agreement with Agnico Eagle Mines Limited (“Agnico Eagle”) pursuant to which Agnico Eagle acquires a 100% participating interest in the Dieppe property for a consideration that consists of the issuance to the Company of $1 million in shares of Agnico Eagle. This agreement also includes an additional issuance of $1 million in shares of Agnico Eagle, in case of confirmed indicated resource of 1 million ounces of gold on the property. The Dieppe property is located alongside the Casa Berardi fault, which is host to the Casa Berardi gold deposit, and consists of 52 mining claims positioned in the Abitibi region, province of Quebec.

On May 28, 2007, the Company announced the sale to Matamec Exploration Inc. (“Matamec”) of the Uranium Nord project in consideration of cash payments and the issuance of 200,000 shares of a subsidiary to be created by Matamec. As this subsidiary has never emerged, Matamec and the Company have agreed to jointly sell the property to Rukwa Uranium Inc. (“Rukwa”), a private company, in consideration of the issuance of 1,751,236 shares of Rukwa, 875,618 of which have been issued to the Company. The agreement is also subject to two royalties (NSR), in favour of the Company and Matamec, where 1% is payable to the Company and half is redeemable for $0,5 million.

Annual Information Form, May 11, 2011

Virginia Mines Inc.

The Company has also announced the signing of a new partnership agreement with Nunavik Mineral Exploration Fund (“NMEF”). As per the agreement, the Company and NMEF jointly explore, in equal partnership, two unexplored volcanic belts located in Quebec Great North. NMEF was the operator until December 31, 2009. The Company is now in charge of the operations.

2.1.3

For fiscal 2009

The Coulon, Poste Lemoyne Extension, Corvet Est, Ashuanipi and Anatacau-Wabamisk projects, all located in the James Bay region, were the Company’s key exploration projects for the 2009 financial period. The Coulon project was by far the most active one during that period. Expenses incurred on this project by Breakwater Resources Ltd. (“Breakwater”) and the Company totalled $6.8 million and $6.9 million, respectively. These amounts were allocated to an important exploration program that consisted of 102 diamond-drill holes totalling 52,557 metres, borehole and ground InfiniTEM surveys as well as geological mapping and prospecting.

On December 11, 2008, the Company announced the signing of an agreement with Breakwater, pursuant to which the Company acquired Breakwater’s 50% participating interest in the Coulon JV property, in consideration of the issuance of 1,666,666 shares of the Company to Breakwater. The Company also undertook to secure, at closing, the simultaneous resale of 1,666,666 shares of the Company owned by Breakwater, at a price of $2.85 per share ($4,75 million), in favour of third-party buyers and in compliance with all applicable securities regulations. As per this agreement, Breakwater did not retain any interest or royalty in the property. The Company is now the sole owner of the Coulon property.

The Company was also very active on its Poste Lemoyne Extension project where it completed, in the winter of 2008, a new 15-hole campaign totalling 5,365 metres. Prospecting, geological mapping and mechanical stripping was also conducted in the summer and fall of 2008. During fiscal year 2009, the Company’s exploration expenses on this project amounted to $2.1 million.

The Company also pursued active exploration on the Corvet Est project with its partner Goldcorp (formerly Placer Dome (CLA) Ltd.). The project is subject to an agreement pursuant to which Goldcorp could acquire a 50% participating interest in consideration of payments totalling $90,000 and $4 million in exploration work over a five-year period. In April 2008, Goldcorp had fulfilled all its obligations and was then acquiring its 50% participating interest in the Corvet Est property. In fiscal 2009, expenses incurred by Goldcorp and the Company totalled $0.9 million and $0.4 million, respectively. These amounts were allocated to a seven-hole diamond drilling program totalling 3,824 metres that was carried out in the winter of 2008, and to geological mapping and prospecting conducted in the summer of 2008.

In fiscal 2009, the Company was also active on its Ashuanipi and Anatacau-Wabamisk projects. In the summer of 2008, the Company carried out a major program including geological reconnaissance and prospecting on the Ashuanipi property. This work program followed up to a VTEM heliborne geophysical survey conducted in the spring of 2008. During fiscal 2009, the Company spent $1.2 million on the Ashuanipi project. Besides, the Company completed in the spring of 2008, on the Anatacau-Wabamisk project, a short six-hole drilling program totalling 910 metres. Work was followed, in the summer of 2008, by geological mapping, prospecting and till sampling. In fiscal 2009, the Company spent $0.9 million on the Anatacau-Wabamisk project.

2.2

Significant Acquisitions

The Company has not completed any significant acquisition during the fiscal year ended February 28, 2011, within the meaning of National Instrument 51-102 on continuous disclosure obligations (Quebec).

ITEM III – DESCRIPTION OF THE BUSINESS

As at February 28, 2011, the most material properties of the Company were as follows. A map showing the locations of these properties appears as Schedule B at the end of this document.

Annual Information Form, May 11, 2011

Virginia Mines Inc.

3.1

Poste Lemoyne Extension Property

3.1.1

Property Description and Location

The Poste Lemoyne Extension project is located in the James Bay area, province of Quebec, at approximately 475 kilometres north-east of the town of Matagami and 10 kilometres west of the Hydro-Québec Poste Lemoyne substation, on the Trans-Taïga road. As at February 28, 2011, the project consisted of 605 claims covering 30,964.78 hectares. The claims are held 100% by the Company; however, the 112 claims acquired before October 2005 are subject to a 1% NSR to Globestar Mining Company. The Company may buy back, at any time, 0.5% NSR for $0.5 million.

3.1.2

Accessibility, Climate, Local Resources, Infrastructure, and Physiography

The exploration camp is located along the Trans-Taïga gravelled road, at kilometric marker 176.5. All supplies and fuel are freighted by truck from Radisson or Rouyn-Noranda to the camp.

The region includes many lakes and rivers. The landscape is relatively flat with an altitude varying between 275 and 400 metres. The hydrographic network is oriented in a regular east-west direction, probably influenced by either glacial processes or faulted bedrock. Vegetation is typical of taiga including areas covered by forest and others devoid of trees. In some areas, bedrock outcrops are absent over several square kilometres because of the abundance of swamps and quaternary deposits.

3.1.3

History

It appears that no significant work was done in the past on the Poste Lemoyne Extension property.  Prospecting and airborne geophysical surveys were carried out by Tyrone Mines Inc. (1959), Noranda Exploration Inc. (1972-1973) and the SES Group (1973-1976).

3.1.4

Geological Setting

The Poste Lemoyne Extension property is located in the oriental portion of the Superior geological Province, at the border of the La Grande and the Opinaca sub-provinces. The age of these rocks ranges from 2600 My to 3400 My. These rocks have been deformed by the Kenorean orogeny between 2660 and 2720 My. The La Grande sub-province is a volcano-plutonic assemblage composed of an ancient tonalitic gneiss (2788 to 3360 My) and many volcano-sedimentary sequences from the Guyer group (2820 My). The Opinaca sub-province is a metasedimentary and plutonic sequence composed of wackes and biotite paragneiss from the Laguiche group with many granitic to pegmatitic intrusions. In many places, the contact between the two sub-provinces is a deformation corridor. On the property, the Guyer Group is composed mostly of basalts, wackes and iron formations with minor amounts of QFP intrusives.

For more details about the geological context of the property, the reader is referred to the 43-101 technical report entitled “Technical Report and Recommendations Summer 2010 Geological Reconnaissance Program, Poste Lemoyne Extension Property, Quebec, February 2011”, prepared by a staff member of Services Techniques Geonordic: Alain Cayer, M.Sc., P.Geo., and filed on SEDAR (www.sedar.com) on March 23, 2011.

3.1.5

Exploration and Drilling

Prospecting and heliborne geophysical surveys, carried out by the Company in this area, led to the discovery in June 1998 of the Orfée Zone. Subsequent work, conducted between the summer of 1998 and the fall of 2001, consisted of basic prospecting, geological mapping, mechanical stripping, geophysics and a first diamond drilling program of seven holes totalling 1,142 metres. Surface work allowed for the tracing of the mineralization of the Orfée zone almost continuously, over a lateral distance of 125 metres. Mineralization consists mainly of disseminated and stringer sulphides (up to 20% pyrrhotite-pyrite-arsenopyrite) within a corridor of deformation with a plurimetric width, ESE-WNW oriented, affecting silicious sediments and an oxide-silicate iron formation. Channel sampling done on the mineralized zone yielded results varying from 0.8 g/t Au over 6 metres to 12.8 g/t Au over 9 metres. The two holes drilled directly under the Orfée showing returned intersections grading 2.5 g/t Au over 2 metres and 6.14 g/t Au over 5 metres.

Annual Information Form, May 11, 2011

Virginia Mines Inc.

This work was followed by two diamond drilling campaigns, carried out between January 2002 and March 2003, which consisted of 60 holes totalling 9,591 metres. The holes tested the Orfée Zone over a lateral distance of 400 metres and to a 350-metre vertical depth. Many geophysical and geological targets were also evaluated along the structural corridor hosting the Orfée Zone. At the end of work, a geostatistic modeling and a first resource evaluation were made by an independent qualified person, Christian D’Amours, according to Canadian Mining Institute standards on mineral resources and reserves definition and National Instrument 43-101 Standards of Disclosure for Mineral Projects. Using a minimal width of 3 metres and an upper cutting level of 90 g/t Au, resources of the Orfée Zone are estimated at 88,588 tonnes grading 9.44 g/t Au in the measured category and 114,895 tonnes grading 18.4 g/t Au in the inferred category (“D’Amours C., mars 2003. Modélisation géostatistique et estimation des ressources. Rapport interne, Mines d’Or Virginia”, filed on SEDAR (www.sedar.com) on April 3, 2006). There is no additional study on the economic viability of these resources.

Between December 2003 and February 2010, surface work consisting of prospecting, mechanical stripping, geochemical and geophysical surveys, and additional drilling consisting of 82 holes totalling 21,321 metres were conducted on the property. Five holes tested the Orfée zone to a maximal depth of 460 metres then extending the vertical continuity of the high-grade zone by 60 additional metres to a depth of 310 metres, with an intersection of 28.73 g/t Au over 2 metres (uncut). However, results obtained at vertical depths of 350 to 460 metres suggest that the high-grade zone does not continue at these depths or that its plunge changed significantly. Although work programs failed to define significant additional resources, several new interesting showings were discovered.

A new gold-bearing zone, called Orfée Est, was discovered 500 metres east of the Orfée zone. The Orfée Est zone is a thick auriferous structure that has developed within a sequence of basalts/greywackes/ banded iron formations mineralized mainly with pyrhotite. It was followed by drilling over a lateral distance of 500 metres and to a vertical depth of 500 metres where it remains open. Overall, drilling generated large intersections highly anomalous in gold that vary from 0.5 g/t Au over 9 metres to 1.02 g/t Au over 53 metres. At times the Orfée Est zone returned higher values including 3.09 g/t Au over 26 metres (hole PLE-07-105) and 10.85 g/t Au over 6.25 metres (hole PLE-07-95).

In the southeastern area of the property, a new auriferous corridor, called AIM-ILTO, was followed at surface over a distance of six kilometres according to an east-southeast direction. This corridor comprises several gold showings found mainly within a porphyric-diorite intrusion and also in a sequence of amphibolitic basalts and wackes. The gold mineralization is in the form of finely disseminated sulphides (pyrite-pyrrhotite-arsenopyrite) with or without centimetric quartz veins. This mineralization creates large halos highly anomalous in gold, in plurimetric to a few tens of metres in thicknesses with, at times, higher values over a few metres. Overall, channel sampling done on gold showings of the AIM-ILTO corridor generated results between 0.29 g/t Au over 2 metres and 1.05 g/t Au over 17 metres with only one high result of 8.76 g/t Au over 2 metres. Individual samples collected to characterize these mineralized showings yielded, at times, values between 12 and 52 g/t Au. The few holes testing the gold showings of the AIM-ILTO corridor yielded results similar to those obtained at surface. The most consistent results were obtained in the area of the Ilto showing with intervals grading 0.51 g/t Au over 53 metres (including 1 g/t Au over 14 metres) and 0.48 g/t Au over 31 metres in holes PLE-09-135 and PLE-09-134, respectively.

Geological reconnaissance and prospecting carried out on the western part of the property led to the discovery of many gold showings within a corridor of deformation alongside the LG-3 reservoir. This corridor is followed on several kilometres in an east-west direction and is associated with a significant deformation zone that has developed at the contact between a volcanic sequence and a tonalitic intrusion. The gold mineralization consists generally of sulphide disseminations (5-20% pyrite-pyrrhotite) associated with silica and/or biotite alterations within diorite-tonalite intrusive rocks and mafic volcanics. Samples collected to characterize these new showings yielded values between 1 g/t Au and 28.8 g/t Au but channel samples from these showings returned values between 1 and 2 g/t over 1 metre in general. However, detailed stripping and sampling carried out on a more promising showing generated more encouraging results. The David showing was tested by a dozen channel samples, which all have returned anomalous gold values. The best section returned 1.74 g/t Au over 5.8 metres. Given these results, IP-MAG geophysical surveys totalling about 50 kilometres were undertaken in this sector.

During fiscal 2011 the Company carried out another exploration program on the property, concentrating mainly on the new auriferous corridor in the western part, most particularly the sector of the David grid. The summer and fall 2010 work program included geological reconnaissance and prospecting, till geochemical surveys, and mechanical stripping and channel sampling. Till sampling (sample of 15 kg) outlined an interesting gold anomaly to the

Annual Information Form, May 11, 2011

Virginia Mines Inc.

southwest of the David grid. This anomaly extends over 1.6 kilometres in an east-northeast direction and over a width of nearly 250 metres. It groups together around 60 auriferous till samples, with about 15 that each contain over 100 gold grains (to a maximum of 691 gold grains) mostly of delicate shape thus indicating a proximal source. This gold till anomaly is the most important one ever discovered by the Company in the James Bay region. Prospecting and stripping carried out on this anomaly in the fall of 2010 defined a dioritic unit with and quartz-feldspar phenocrysts (QFP) that coincides relatively well with the position of the gold till anomaly. Erratic boulders of this porphyritic quartz-feldspar (QFP) diorite, more or less deformed, altered and mineralized in disseminated pyrite, graded up to 11.02 g/t Au in selected samples. The samples collected on the few outcrops observed in this unit also confirmed the presence of gold anomalies in the intrusive, with results varying generally from 0.48 g/t Au over 3 metres to 1.37 g/t Au over 5 metres. The last sample taken at the known eastern limit of this unit returned 2.74 g/t Au. In addition, geological mapping delineated a new area of interest grouping several islands in the centre of LG-3 reservoir. Over a dozen outcrops of porphyric-felsic intrusive with molybdenite (1 to 20%) and chalcopyrite (tr-8%) were discovered on these islands. Samples collected to characterize these showings returned encouraging values from 0.54% to 4.47% Mo, from 0.25% to 0.95% Cu, and up to 30.8 g/t Ag. Due to the high water level of the reservoir in the fall of 2010, only a partial follow-up was done on these new showings.

A program including line cutting (52 kilometres) and an induced polarization survey (36 kilometres) covering the entire till gold anomaly and the diorite intrusion was conducted on the David grid at the beginning of winter 2011. In parallel to this program, diamond drilling was initiated in mid-January and by late February 2011 ten holes (PLE11-148 to PLE11-157) totalling 3,067 metres had been completed. These holes tested the core of the till gold anomaly and the diorite intrusion over a lateral distance of 1.2 kilometres using a 200-metre spacing grid in general and a 100-metre spacing more locally. Many sericite-silica-altered corridors containing up to 10% disseminated pyrite were intersected mainly within the diorite but also in the surrounding basalts. To date, these metric to plurimetric corridors yielded values between 0.5 g/t Au over 1 metre and 1.49 g/t Au over 5 metres in general. The alteration zones are occasionally thicker and create large halos highly anomalous in gold among which 0.5 g/t Au over 15.25 metres (PLE11-155) and 0.39 g/t Au over 60 metres (PLE11-149). Some metric intersections also returned higher gold values with 6.68 g/t Au over 3 metres (PLE11-148), 12.91 g/t Au over 1 metre (PLE11-152), 6.62 g/t Au over 1 metre (PLE11-149), and 3.04 g/t Au over 2.1 metres (PLE-11-156). The first two intersections are located within the basalts bordering the diorite intrusive, which contains the two last intersections. Three additional holes were drilled to test the western and eastern extensions of the diorite intrusive. This program was completed in March 2011.

Complete results from the exploration program conducted in fiscal 2010 are reported in the 43-101 technical report entitled “Technical Report and Recommendations, Summer 2010 Geological Reconnaissance Program, Poste Lemoyne Extension Property, Québec, February 2011”, prepared by a staff member of Services Techniques Géonordic : Alain Cayer, M.Sc., P.Geo., and filed on SEDAR (www.sedar.com) on March 23, 2011.

3.1.6

Mineralization

Mineralization observed on the property is summarized in the previous section.

For more details about the mineralization, the reader is referred to the 43-101 technical report entitled “Technical Report and Recommendations, Summer 2010 Geological Reconnaissance Program, Poste Lemoyne Extension Property, Québec, February 2011”, prepared by a staff member of Services Techniques Géonordic: Alain Cayer, M.Sc., P.Geo., and filed on SEDAR (www.sedar.com) on March 23, 2011.

3.1.7

Sampling and Analysis

In 2004, the Company set up an Analytical Quality Assurance Program to control and assure the analytical quality of assays in its gold exploration. This program includes the systematic addition of blank samples and certified standards to each batch of samples sent for analysis at commercial laboratories. Blank samples are used to check for possible contamination in laboratories while certified standards determine the analytical accuracy and precision.

Assay samples coming from channels or half-cores, with lengths varying from 0.5 to 1.5 metres, were sent for assaying to Laboratoire Expert Inc. in Rouyn-Noranda. Samples are assayed by fire-assay followed by atomic absorption or gravimetry according to industry standards. Repeats are carried out on mineralized intersections of interest and on the majority of the samples containing 1 g/t Au or more.

Annual Information Form, May 11, 2011

Virginia Mines Inc.

3.1.8

Exploration and Development

During fiscal 2011, the Company spent $1.6 million on the Poste Lemoyne Extension property. Work conducted on the David grid highlighted a gold sector clearly anomalous and brought to light new polymetallic showings in the LG-3 reservoir area. The Company assigned a $0.8 million budget for next year to carry out additional work on the David grid sector and over the entire mineralized corridor in the western portion of the property.

Expenditures for exploration work done by the Company are as follows:

-

For the fiscal year ended February 28, 2010

$1.6 million

-

For the fiscal year ended February 28, 2011

$1.6 million

3.2

Anatacau-Wabamisk Property

3.2.1

Description and Location of the Property

The Anatacau-Wabamisk project is located 30 kilometres southwest of the Opinaca reservoir, about 290 kilometres north of Matagami, province of Quebec. The property is situated about 30 kilometres east of the James Bay Road.

As at February 28, 2011, the property consisted of 1,041 designated claims totalling 54,840.42 hectares, split on two adjoining portions: the Anatacau part, with 207 claims constituting the southeast portion of the property, and the Wabamisk part, with 834 claims constituting the main part of the property. The Company owns a 100% participating interest in the Wabamisk portion while IAMGOLD Corporation (“IAMGOLD”) owns a 100% participating interest in the Anatacau portion. As per an agreement entered into in May 2007, the Company has the option to acquire IAMGOLD’s 100% participating interest in the Anatacau portion of the project for a consideration consisting of a $25,000 payment upon signing of the agreement and $3 million in exploration work to be carried out before December 31, 2012. The agreement was amended on February 15, 2011, to extend the option period until December 31, 2015. Should the Company acquire a 100% interest in the property, IAMGOLD will retain a 2% NSR. The Company may buy back half (1%) of this royalty for $1.5 million.

3.2.2

Accessibility, Climate, Local Resources, Infrastructure, and Physiography

The property is easily accessible via the paved James Bay road, up to the junction of the kilometric marker 396, with an additional 45 kilometres towards the east along a gravelled road open all year round. Remote zones are accessible by helicopter. The topography of the property is moderate with a few rippled hills of less than 100 metres in elevation. The hydro-graphic network of the property is marked by the presence of the Eastmain River and many lakes, particularly the Anatacau Lake that stands in the center of the property. Peat bog vegetation invades the south half of the property.

3.2.3

History

The first geological reconnaissance work in the Eastmain River area was performed in 1897 by the Geological Survey of Canada, along the shores of the Eastmain River. Later on, mapping at different scales was conducted by the Geological Survey of Canada and the Ministère des Richesses naturelles du Québec in the 1942-1978 period. Since the mid 30’s, a few mining companies conducted exploration in an area covering parts of the Anatacau-Wabamisk project. These work programs led to the discovery of a few showings mineralized in gold, copper and silver, in the vicinity or within the current limits of the Anatacau-Wabamisk project. In 1996, the Company carried out geological reconnaissance in the Anatacau portion of the project and outlined a small gold showing grading 1.56 g/t Au. In 2005, IAMGOLD Québec Management Inc. conducted an exploration program that consisted of a remote sensing study, a program of lake-bottom sediment sampling (93 samples) and till sampling (130 samples), as well as prospecting. A helicopter-borne magnetic and electromagnetic (AeroTEM II) survey was also conducted. In the summer of 2006, IAMGOLD Québec Management Inc. carried out further prospecting, rock sampling (299 samples) and till sampling (156 samples).

Annual Information Form, May 11, 2011

Virginia Mines Inc.

3.2.4

Geological Setting

The Anatacau-Wabamisk project lies within the Archaean La Grande sub-province of the geological Superior Province. The age of these rocks ranges from 2,600 to 3,400 My. These rocks were affected by the kenorean orogeny between 2,660 and 2,720 My. The La Grande sub-province is composed of volcano-plutonic rocks comprising ancient tonalitic gneisses (2,788 – 3,360 My) of several volcano-sedimentary sequences. The Anatacau-Wabamisk property covers the west part of the Lower Eastmain greenstone belt. This belt is composed of volcano-sedimentary rocks that formed in an oceanic setting with mid-oceanic ridges, oceanic plateaus and volcanic arcs. These rocks were intruded by calc-alkaline rocks ranging in composition from gabbros to monzogranites. Regional metamorphism ranges from greenschist to upper amphibolites facies.

For more details on the geological setting, the reader is referred to the 43-101 technical reports entitled “Technical Report and Recommendations, 2010 Geological Exploration Program, Anatacau Property, Quebec, February 2011” and “Technical Report and Recommendations, 2010 Geological Exploration Program, Anatacau Property, Quebec, February 2011”, and “Technical Report and Recommendations, 2010 Geological Exploration Program, Wabamisk Property, Quebec, April 2011”, prepared by a staff member of Services Techniques Geonordic: Stephen Poitras, M.Sc., P.Geo. Both reports are filed on SEDAR (www.sedar.com) as of April 8 and May 6, 2011, respectively.

3.2.5

Exploration Work and Drilling

From 2005 to 2007, the Company carried out three successive prospecting and geological mapping programs on the Anatacau-Wabamisk property with the main objective of discovering epigenetic gold mineralization similar to that of the Roberto zone of the Éléonore project located 65 kilometres northeast of the Anatacau-Wabamisk project. Heliborne geophysical (Mag, EM, Radiometry) surveys and geochemical (B Horizon) surveys were also conducted during the same period. Work led to the discovery, in mineralized sediments (pyrite, pyrrhotite and chalcopyrite traces), of the Isabelle showing that returned 6.48 g/t Au over 3 metres when conducting initial channel sampling. Many other reconnaissance samples collected on the Anatacau-Wabamisk property returned values varying between 0.1 g/t and 5 g/t Au with, from time to time, higher values between 12 g/t and 43.1 g/t Au. Further to these results the Company excavated 11 trenches, in September 2007, on the best gold and geological targets. In the area of the Isabelle showing, channel results varied from low values of 1 g/t Au or less over 1 metre to maximum values of 4.2 g/t Au over 13.61 metres, including a sample grading 42.8 g/t Au over 1 metre. The Franto showing also generated interesting results. Mineralization consists of 2 to 3% of disseminated pyrite-pyrrhotite in a sheared basalt and it yielded 4.82 g/t Au over 4 metres in channels. Other channels done on the lateral extensions of the Franto showing returned values from 0.93 g/t Au over 2 metres to 4.7 g/t Au over 2 metres. Elsewhere on the property, the trenches done on the other targets returned results weakly anomalous in gold. In the fall of 2007, the area covering the Isabelle and Franto showings was the object of line cutting (117.7 kilometres) and a magnetic survey (117.7 kilometres), as well as induced polarization (104.8 kilometres).

In the spring of 2008, the Company completed a short six-hole drilling program totalling 910 metres to test the Isabelle and Franto showings and their possible extensions. Of these six holes, only one returned significant results, hole WB-08-001, with an intersection grading 1.33 g/t Au over 19 metres including 4.92 g/t Au over 3 metres. This hole tested at shallow depth the Isabelle surface showing that had already yielded 4.20 g/t Au over 13.61 metres in channels. The other five holes did not return any interesting values. One of these holes, testing an IP anomaly located northeast of the Isabelle showing, did not intercept the same sequence of rocks hosting the showing and left the extension of the Isabelle showing untested in that direction. Drilling carried out on the Franto showing intercept mineralization and alterations similar to those observed at surface but no significant gold value was obtained. In the summer of 2008, additional prospecting and geological reconnaissance was conducted on the property. A few new mineralized showings anomalous in gold, copper and silver were observed.

In the summer and fall of 2009, the Company conducted mechanical stripping, detailed geological mapping, and channel sampling on the Isabelle showing and on a few other geological and geophysical targets on the property. The Isabelle zone was followed at surface over a lateral distance of 80 metres in a general north-south direction. The gold-bearing mineralization is associated mainly with north-south-oriented quartz veins steeply dipping to the east. The gold veins are contained within a zone of intense biotite-silica alteration, which has developed in thicknesses of 10 to 20 metres within a folded sequence of finely bedded wackes and more massive sandstones. The veins and their envelope contain little sulphide (1-5% pyrrhotite-pyrite) but visible gold is frequently observed within the

Annual Information Form, May 11, 2011

Virginia Mines Inc.

mineralized zones. Results from a dozen channels taken on the Isabelle showing are somehow variable considering the free nature of gold in the veins and silicified zones. The channel located at the northern tip end of the trench yielded 11.03 g/t Au over 3 metres while the one located in the new southern portion of the trench returned 17.86 (14.98 cut) g/t Au over 3 metres. The other channels returned results varying from 5.52 g/t Au over 1 metre to 7.68 g/t Au over 3 metres overall. Weaker results were also obtained at times (1.44 g/t Au over 2 metres and 0.5 g/t Au over 3 metres). Conversely, an exceptional result grading 316.18 g/t Au over 1 metre was also obtained. Elsewhere on the property, surface work led to the discovery of a few new mineralized showings that yielded values between 580 ppb and 2.45 g/t Au, on the Wabamisk portion, and between 100 ppb and 4.3 g/t Au on the Anatacau portion.

In the early winter of 2009-2010, a program consisting of line cutting and IP-MAG geophysical surveys totalling about 100 kilometres was carried out in the south-western area of the property to cover the extension to the southwest of the favourable sedimentary sequence, which is the host to the Isabelle showing. Geophysics was followed by a 30-hole drilling program (WB-10-03 to WB-10-32) totalling 4,210 metres carried out on the Isabelle gold showing and many geophysical targets located in the same geological environment. The 20 holes that tested the Isabelle showing confirmed the continuity of the gold structure over a lateral distance of 150 metres and to a vertical depth of 75 metres. The structure seems to weaken and fade out to the north but it remains totally open to the south. Moreover, the Isabelle zone could not be tested systematically at depths of over 75 metres because of the poor ice condition of the lake situated just to the east of the showing. Assay results of the 20 holes testing the Isabelle showing confirm the variable distribution of the grades, which had already been revealed by surface sampling. The highlight of the campaign is from hole WB-10-12, which has returned an intersection grading 46.5 (uncut) g/t Au over 4 metres (18.26 (cut) g/t Au over 4 metres). Other intersections of interest include 5.89 g/t Au over 2 metres (WB-10-07), 2.75 g/t Au over 10 metres (WB-10-04) and 2.02 g/t Au over 7 metres (WB-10-03). Visible gold was observed in these four holes. The other holes on the Isabelle showing and those testing geophysical targets did not return significant results.

Other surface exploration consisting mainly of prospecting, mechanical stripping and geological mapping was carried out in the summer of 2010. The Isabelle showing has been extended 25 metres to the north by stripping. The mineralization consists of quartz veins and silicified zones of 1 to 2 metres in thickness. Visible gold was observed in two locations. Three new channels yielded 25.5 g/t Au over 1 metre; 2.88 g/t Au over 2 metres; and 9.12 g/t Au over 1 metre. These channels are located half way between holes WB-10-05 (NSV) and WB-10-07 (5.89 g/t Au over 2 metres) drilled in the winter of 2010. The area of the Isabelle grid was also the object of tight prospecting, detailed geological mapping, and mechanical stripping. Work was helpful in better defining the geology and confirming that the gold potential in the Isabelle area remains significant. Isabelle-type sediments were mapped up to four kilometres south-southwest of the Isabelle showing. Eight samples selected in a 500 square metres perimeter in this sector are anomalous in gold with values between 100 and 2,200 ppb. A kilometric corridor mineralized with arsenopyrite was also brought to light in the east portion of the property. Arsenopyrite is present in tuffs, basalts and sediments. A dozen selected samples yielded anomalous values varying between 100 ppb and 640 ppb Au.

For complete results of the 2010 exploration program, the reader is referred to the 43-101 technical reports entitled “Technical Report and Recommendations, 2010 Geological Exploration Program, Anatacau Property, Quebec, February 2011” and “Technical Report and Recommendations, 2010 Geological Exploration Program, Anatacau Property, Quebec, February 2011”, and “Technical Report and Recommendations, 2010 Geological Exploration Program, Wabamisk Property, Quebec, April 2011”, prepared by a staff member of Services Techniques Geonordic: Stephen Poitras, M.Sc., P.Geo. Both reports are filed on SEDAR (www.sedar.com) as of April 8 and May 6, 2011, respectively.

3.2.6

Mineralization

Mineralization observed on the property is summarized in the previous section.

For more details on the mineralization, the reader is referred to the 43-101 technical reports entitled “Technical Report and Recommendations, 2010 Geological Exploration Program, Anatacau Property, Quebec, February 2011” and “Technical Report and Recommendations, 2010 Geological Exploration Program, Anatacau Property, Quebec, February 2011”, and “Technical Report and Recommendations, 2010 Geological Exploration Program, Wabamisk Property, Quebec, April 2011”, prepared by a staff member of Services Techniques Geonordic: Stephen Poitras, M.Sc., P.Geo. Both reports are filed on SEDAR (www.sedar.com) as of April 8 and May 6, 2011, respectively.

Annual Information Form, May 11, 2011

Virginia Mines Inc.

3.2.7

Sampling and Assays

In 2004, the Company set up an Analytical Quality Assurance Program to control and assure the analytical quality of assays in its gold exploration. This program includes the systematic addition of blank samples and certified standards to each batch of samples sent for analysis at commercial laboratories. Blank samples are used to check for possible contamination in laboratories while certified standards determine the analytical accuracy and precision.

Analyzed samples coming from channels or half-cores, with lengths varying from 0.5 to 1.5 metres, are sent for assaying to Laboratoire Expert Inc. in Rouyn-Noranda. Samples are assayed by fire-assay followed by atomic absorption or gravimetry according to industry standards. Repeats are carried out on mineralized intersections of interest and on the majority of the samples containing 1 g/t Au or more.

3.2.8

Exploration and Development

During fiscal 2011, the Company spent $1.5 million on the Anatacau-Wabamisk project. The Company assigned a budget of $0.8 million for fiscal 2012. A diamond drilling program was initiated in March 2011 and should continue until the spring break-up. This work program will consist of six holes for about 1,500 metres three of which will be testing the vertical extension of the Isabelle showing while the three other will aim at geophysical targets located in the same geological environment. Additional surface work is also foreseen on this vast property for the summer of 2011.

Expenditures for exploration work done by the Company are as follows:

-

For the fiscal year ended February 28, 2010

$0.9 million

-

For the fiscal year ended February 28, 2011

$1.5 million

3.3

Lac Pau Property

3.3.1

Property Description and Location

The Lac Pau property is located in the vast James Bay region, in the northern part of the Caniapiscau reservoir, 70 kilometres north-east of the Trans-Taïga road. The property is equipped with a landing strip and many outfitter camps occupy this area. The property is accessible via a 65-kilometre-gravelled road and consists of 715 claims covering 34,861.96 hectares. The Company is the sole owner of the claims.

3.3.2

Accessibility, Climate, Local Resources, Infrastructure, and Physiography

The property is accessible via the Trans-Taïga road and infrastructures such as lodging (Lac Pau outfitter camp) and airstrip are in place. The landscape is composed mainly of peatland with a few rounded topographic heights. The vegetation presents mostly softwood in altitude and peatland in the valleys. The hydrographic network is well developed with substantial sectors covered by lakes and rivers. Part of this hydrographic network has been man-made modified with the construction of dams and a spillway. The Caniapiscau reservoir is situated at the east tip of the staked area.

3.3.3

History

It appears that no significant work has been done in the past in the area of the Lac Pau property. Some prospecting that aimed mainly at search for uranium was carried out in the 70’s by a few companies. More recently, BHP Minerals Canada Ltd. conducted till sampling in the region in late 90’s.

3.3.4

Geological Setting

The Lac Pau area lies within the Archaean Superior Province, in the middle part of the Ashuanipi gneisso-plutonic Sub-Province near the western contact with the La Grande volcanosedimentary Sub-Province. The Ashuanipi Sub-Province (or the Ashuanipi complex) mostly consists of diatexite (2.68-2.66 Ga) with local migmatitic enclaves of

Annual Information Form, May 11, 2011

Virginia Mines Inc.

paragneiss and iron formation. It also contains paragneiss injected with plutons and sills of tonalite or syenite, syenite to nephelite or of monzonite.

The geology of the Lac Pau property is characterized by the presence of a metasedimentary belt. Rocks observed on the property are felsic paragneiss interpreted as arenite-wackes. The following lithologies are also found: ultramafic rocks (interpreted pyroxenite), amphibolites (interpreted basalt) and ± phenocristic orthogneiss (interpreted quartziferous to monzodiorite diorite). Supracrustal rocks are crosscut by late felsic intrusions varying in composition (granitic to tonalitic). The volcanosedimentary belt overlies a tonalitic to granodioritic bedrock. The belt is east-west oriented in the west part of the property with a known width of about 6-8 kilometres. The belt branches off to the northeast while decreasing in thickness in the eastern part of the property. The average thickness of the belt quickly narrows from 6-8 kilometres to 1-2 kilometres wide.

For more details on the geological context of the property, the reader is referred to the 43-101 technical report entitled “Technical Report and Recommendations, Summer-Fall 2010 Exploration Program, Lac Pau Project, Québec, March 2011”, prepared by two staff members of Virginia Mines Inc.: Mathieu Savard, B.Sc., and Josée-Anne Lévesque, Trainee Geologist. The report was filed on SEDAR (www.sedar.com) on April 21, 2011.

3.3.5

Exploration Work and Drilling

The Lac Pau project is the result of a regional reconnaissance program carried out by the Company to test arsenic anomalies in bottom lake sediments located just to the north of the Caniapiscau reservoir. The first reconnaissance and prospecting programs carried out in the fall of 2006 and in the summer of 2007 led to the discovery of some interesting gold showings within paragneisses and a dioritic to tonalitic intrusive. One of them, the Jedi showing, is a rusty zone (1 to 5% disseminated pyrrhotite-pyrite) of about 10 metres wide that is followed laterally over 800 metres within a band of paragneisses. Channel sampling done on this showing yielded results between 1 g/t Au and 2.5 g/t Au over 2 to 5 metres in thickness, with a higher value of 2.4 g/t Au over 6 metres (including 5.5 g/t Au over 1 metre). Other interesting results were obtained from samples collected on the Tricorne showing (between 0.71 g/t Au and 4.48 g/t Au) and on the Vader showing (between 1.47 g/t Au and 2.31 g/t Au). Many other mineralized showings returned values anomalous in Au-Ag±Cu±Mo±Pb±Zn. A similar showing discovered in the summer of 2008 by MRNF yielded values of up to 2.27 g/t Au, 101 g/t Ag and 3.45 % Cu in selected samples.

In the summer and fall of 2009, the Company conducted a significant program including prospecting and geological mapping, mechanical stripping and channel sampling. Work brought to light a corridor of gold showings followed to this date over 12 kilometres within sheared tonalite intrusions. The most interesting results were obtained on four sectors in particular: Tricorne, Beausac-2, JAL-PPG and Obiwan. Trenches excavated on the Tricorne area followed the main mineralized zone intermittently over a linear distance of over 500 metres and in thicknesses varying from 4 to 15 metres. The mineralized zone lies within a sheared and altered (silica-chlorite-sericite-sillimanite) tonalite containing up to 15% of disseminated sulphides (pyrrhotite-pyrite and traces of chalcopyrite-molybdenite). The mineralized zone is affected by hectometric open folds with northeast-southwest-oriented axis. Overall, channel sampling of these trenches yielded sub-economic results varying from 1.18 g/t Au over 15 metres to 2.18 g/t Au over 7 metres, with a few economic values (9.02 g/t Au over 5 metres; 5.39 g/t Au over 5 metres; 7.19 g/t Au over 2 metres). Other channel samples returned lower values. However, they confirmed the highly anomalous gold content of the mineralization. The mineralized zone remains totally open laterally.

The Beausac-2 showing, located 7 kilometres north-east of the Tricorne showing, is a natural outcrop of 400 metres by 300 metres, which contains of two main mineralized zones sub-parallel to one another. These two mineralized zones (Contact and Sud-Ouest) are associated with decametric sheared zones enclosed in tonalites and have been followed over lengths of 200 to 400 metres, and in thicknesses varying from 3 to 20 metres. Mineralization consists mainly of pyrite (1-10%), pyrrhotite (1-10%), chalcopyrite (0-3%) and molybdenite (0-1%) disseminations. Mineralized zones have been tested overall the outcrop by channels spaced 50 metres apart. In general, these channels returned values anomalous in gold in plurimetric to decametric thicknesses, with results varying from 0.23 g/t Au over 3 metres to 0.35 g/t Au over 24 metres. The Contact zone yielded, at the south-eastern end of the outcrop, higher results of which 5.22 g/t Au over 7 metres (including 14.03 g/t Au over 2 metres), 27.8 g/t Au over 1 metre and 3.01 g/t Au over 4 metres.

The Obiwan showing, located 5 kilometres southwest of the Tricorne showing, and the JAL-PPG showing, located 860 metres to the southwest of Tricorne, were the object of mechanical stripping. The Obiwan showing yielded channel results of 2.1 g/t Au over 5 metres (including 4.73 g/t Au over 2 metres), 3.13 g/t Au over 1 metre,

Annual Information Form, May 11, 2011

Virginia Mines Inc.

0.56 g/t Au over 5 metres and 0.35 g/t Au over 8 metres. Channel sampling carried out on the JAL-PPG showing generated variable results from 0.88 g/t Au over 2 metres to 2.7 g/t Au over 10 metres (including 10.74 g/t Au over 2 metres). Many other showings of smaller dimension have been discovered within this mineralized corridor and have for now returned gold values from 1 g/t Au to 25.8 g/t Au in selected samples.

A program including line cutting and a MAG-IP survey totalling 260 kilometres was carried out at the beginning of the winter of 2010 on the Lac Pau gold system, followed by a first 28-hole drilling program totalling 3,612 metres. Drilling tested at shallow depth the Tricorne, JAL-PPG, and Beausac-2 gold showings as well as many other geophysical targets (IP). Eight holes were drilled in the Tricorne showing area. Drilling generated results that compare with channel results, with several sub-economic intersections including 1.2 g/t Au over 10.95 metres (PAU-10-001), 0.4 g/t Au over 14.4 metres (PAU-10-003), 3.28 g/t Au over 1 metre (PAU-10-005), 1.66 g/t Au over 3.2 metres (PAU-10-007), and 3.23 g/t Au over 1 metre (PAU-10-008). Hole PAU-10-004 intersected a more interesting interval of 3.43 g/t Au over 6 metres. This intersection is located 75 metres vertically under the channel that returned 9.02 g/t Au over 5 metres. This zone remains open at depth. Five holes testing the Beausac-2 showing yielded results that did not exceed 1.04 g/t Au over 2 metres. Three holes testing the JAL-PPG showing returned low values varying between 1.22 g/t Au over 1 metre and 2.4 g/t Au over 1 metre. The other twelve holes tested different induced polarisation anomalies on the property. Overall, these holes did not return significant values except for hole PAU-10-028, which intercepted a large intersection grading 0.52 g/t Au over 45.8 metres, including 1.08 g/t Au over 11 metres. This intersection consists of a large metasomatic alteration zone (silica, chlorite, sericite) with 4-10% disseminated pyrite-pyrrhotite within a felsic gneiss of uncertain origin. It is associated with a strong, kilometric, induced polarisation anomaly (open at both ends) and is located 1.3 kilometres to the northeast of the Jedi showing in its interpreted extension.

In the summer and fall of 2010, the Company carried out another important surface exploration program, which consisted of geological mapping of the grid cut in the winter of 2010, mechanical stripping of geophysical anomalies and mineralized showings, and prospecting over the entire property. This led to an interesting discovery in the northeast portion of the grid. This new mineralized zone, called the Hope showing, is located three kilometres northeast of hole PAU-10-028, which had crosscut 0.52 g/t Au over 45.8 metres in the winter of 2010. These two showings are associated with the same induced polarisation anomaly and are part of a gold corridor of more than six kilometres long that also includes the Jedi and Beausac-2 showings. The mineralization of the Hope showing is very similar to that of other showings already known and is followed intermittently at surface for about 200 metres laterally. Channel sampling in the main trench of the Hope showing yielded 2.27 g/t Au over 10 metres including an interval of 3.91 g/t Au over 5 metres. Many other small trenches excavated within the perimeter of the main trench yielded numerous interesting results with values of 2.17 g/t Au over 4 metres, 3.06 g/t Au over 4 metres, 2.15 g/t Au over 5 metres, and 1.39 g/t Au over 10 metres. Other results varied between 0.81 g/t Au over 3 metres and 1.63 g/t Au over 3 metres in general. Work was also carried out in the northern extension of the Jedi showing. Values obtained from the new channels were similar to those obtained in 2007 in the further southern part of the showing with results varying between 0.67 g/t Au over 4 metres and 1.01 g/t Au over 6.3 metres. Work conducted elsewhere on the property led to the discovery of a few new gold showings grading between 1.13 g/t Au and 3.65 g/t in samples collected to characterize them. Numerous induced polarisation anomalies have been explained by the presence of barren sulphides.

In the winter of 2011, the Company carried out a program consisting of line cutting (112 kilometres) and ground MAG (165 kilometres) and induced polarisation (177 kilometres) surveys. The program’s goal was to finalize the ground geophysical coverage of the Lac Pau auriferous corridor. In parallel to the ground geophysics, a second drilling program was initiated in February 2011 for about 3,500 metres to test mainly the Hope, Tricorne and Jedi showings as well as many other geophysical and geological targets located along the Lac Pau auriferous corridor. By the end of February, a previous hole was extended and eight holes were completed for a total of 1,358 metres but results were yet to come.

Complete results of the exploration program carried out in fiscal 2010 are reported in the 43-101 technical report entitled “Technical Report and Recommendations, Summer-Fall 2010 Exploration Program, Lac Pau Project, Québec, March 2011”, prepared by two staff members of Virginia Mines Inc.: Mathieu Savard, B.Sc., and Josée-Anne Lévesque, Trainee Geologist. The report was filed on SEDAR (www.sedar.com) on April 21, 2011.

3.3.6

Mineralization

The mineralization has been summarized in the preceding heading.

Annual Information Form, May 11, 2011

Virginia Mines Inc.

For a more detailed description of the mineralization, the reader is referred to the 43-101 technical “Technical Report and Recommendations, Summer-Fall 2010 Exploration Program, Lac Pau Project, Québec, March 2011”, prepared by two staff members of Virginia Mines Inc.: Mathieu Savard, B.Sc., and Josée-Anne Lévesque, Trainee Geologist. The report was filed on SEDAR (www.sedar.com) on April 21, 2011.

3.3.7

Sampling and Assays

In 2004, the Company set up an Analytical Quality Assurance Program to control and assure the analytical quality of assays in its gold exploration. This program includes the systematic addition of blank samples and certified standards to each batch of samples sent for analysis at commercial laboratories. Blank samples are used to check for possible contamination in laboratories while certified standards determine the analytical accuracy and precision.

Assay samples have been handled by personnel mandated by the Company. These samples were immediately placed in plastic sample bags, which were labelled and registered with unique sample numbers. The sealed sample bags were then placed in shipping bags, which were then sealed. Analyzed samples coming from channels or half-cores with lengths varying from 0.5 to 1.5 metres were delivered to ALS Chemex, a firm that specializes in treatment and analysis of samples. However, samples were not secured in locked facilities; this precaution was deemed unnecessary due to the remote location of the camp. Sample bags remained sealed until open by ALS Chemex’s personnel. Samples are assayed by fire-assay followed by atomic absorption or gravimetry according to industry standards. Repeats are carried out on mineralized intersections of interest and on the majority of the samples containing 1 g/t Au or more.

3.3.8

Exploration and Development

During fiscal 2011, the Company spent $2 million on the Lac Pau project and has the intention of spending a $1 million budget for fiscal 2012. The diamond drilling currently in progress will continue until spring break-up. Another exploration program is foreseen for fiscal 2012. The program will be elaborated according to the results of the winter 2011 drilling program.

Expenditures for exploration work done by the Company are as follows:

-

For the fiscal year ended February 28, 2010

$1.2 million

-

For the fiscal year ended February 28, 2011

$2.0 million

3.4

Ashuanipi Property

3.4.1

Property Description and Location

The Ashuanipi property is located in the James Bay region, province of Quebec, more precisely in the south portion of the Caniapiscau reservoir, about 180 kilometres northwest of Fermont (a mining town). As of February 28, 2011, the property consisted of 469 claims covering 23,884.42 hectares. The Company owns a 100% participating interest in this property.

3.4.2

Accessibility, Climate, Local Resources, Infrastructure, and Physiography

The property is accessible by the Trans-Taïga Road, up to the Brisay hydroelectric station operated by Hydro-Québec, and then from a gravelled seasonal road, serving the dams in the southwest of the Caniapiscau reservoir, up to the camp. The property is located between 20 to 70 kilometres from the exploration camp and may be accessed by plane or helicopter. The ground is mostly peat bog with a few rounded topographic peaks. The vegetal cover is generally characterized by conifers in altitude and peat bog vegetation in the valleys. The hydro-graphic network is well developed, with substantial areas occupied by lakes and rivers. Part of this hydrographic network has been subject to man-made modifications (Caniapiscau reservoir). The Caniapiscau reservoir stretches to the north of the area.

Annual Information Form, May 11, 2011

Virginia Mines Inc.

3.4.3

History

It seems that no major work was done in the past in the area of the Ashuanipi property except for some prospecting and airborne geophysical surveys focussing on search for uranium, carried out by other companies in the 70’s.

3.4.4

Geological Setting

The sector is located in the Achaean Superior Province. Rocks belong to the metamorphic-plutonic complex of Ashuanipi, which is mostly composed of diatexite (2.68 to 2.66 My) formed by granodiorite with local inclusions of migmatitic paragneisses and iron formation. It also includes paragneiss horizons (3.3 to 2.7 My) injected by plutons and sills of tonalite, syenite or monzonite.

The prospected area lies mostly in the lithotectonic domain of Caniapiscau, which differs from the Ashuanipi complex, with a generally lower degree of metamorphism. It is also characterized by the occurrence of bimodal metavolcanic sequences and plutonic rocks, paragneiss units, alumino-silicate paragneiss, iron formation (silicate, oxide and sulphide), as well as a series of post-tectonic intrusions associated with intense magnetic anomalies.

For more details on the geological context of the property, the reader is referred to the 43-101 technical report entitled “Rapport technique et recommandations, Programme de décapage mécanique, Projet Ashuanipi, Québec, Mars 2011”, prepared by four staff members of Virginia Mines Inc.: Louis Grenier, B.Sc. P.Geo., Pascal Simard, B.Sc., Eng., Jean-François Boivin, B.Sc. Jr Eng. and Paul Archer, M.Sc. P.Eng. The report was filed on SEDAR (www.sedar.com) on April 21, 2011.

3.4.5

Exploration Work and Drilling

The Ashuanipi project is the result of a regional reconnaissance survey, carried out by the Company in the summer of 2007, which led to the discovery of several interesting polymetallic showings within little explored Archean volcanic belts. Reconnaissance samples collected on these showings yielded values of 0.1 to 2.25 g/t Au, 1.2 to 536 g/t Ag, 0.24 to 2.93% Cu and 0.20 to 3.26% Zn.

Further to these results, the Company conducted in the spring of 2008, a vast VTEM heliborne geophysical survey totalling 2,198 linear kilometres on two distinct blocks. Prospecting, geological mapping and mechanical stripping that followed in the summer of 2008 led to the discovery of new significant mineralized showings on the two blocks of claims. The most interesting one is the Eagle showing located on the southern block. The Eagle zone corresponds to magnesian alteration zone of plurimetric thickness, which can be extrapolated over a lateral distance of 900 metres within mafic to felsic orthogneisses. The mineralization is revealed mainly as pyrrhotite-pyrite ±sphalerite±chalcopyrite±galena stringers and disseminations over widths of 1 to 3 metres. Samples collected to characterize the mineralization yielded results varying from 0.15% to 3.92% Cu, 0.27% to 8.94% Zn and 0.13 to 4.86 g/t Au. Results obtained from 17 channels were way lower as they did not exceed 3.78 g/t Au over 1 metre as well as 1.3 % Zn and 0.25 g/t au over 2 metres. Some samples collected on the southern block during geological reconnaissance yielded interesting results grading up to 6.29 g/t Au and up to 1.03% Cu. As for the northern block, little mineralization was found in place but several erratic blocks returned values anomalous in copper, zinc, gold and silver with punctual higher values reaching up to 14.1% Cu, 4.14% Zn, 1.9 g/t Au, and 761 g/t Ag. The sources of these mineralized blocks could be very local as the northern sector is located in the vicinity of a glacier ice centre.

An important program consisting of mechanical stripping and prospecting was completed in the summer and fall of 2010. Mechanical stripping was carried out on the northern block to test the VTEM anomalies that remained unexplained during the summer 2008 program, and to track down the source of numerous mineralized erratic blocks. In total, 63 trenches were excavated on several targets and 933 channel samples were collected for a total of 919.2 linear metres. The stripping of the VTEM anomalies led to the mapping of silicate, sulphide and oxide facies iron formations. Plurimetric bands of massive sulphides composed mainly of pyrrhotite (10-50%), pyrite (5-10%) and chalcopyrite (tr-1%) explain the presence of conductors. Despite efforts on the northern blocks during the recent quarter, non significant results were obtained except for a few values anomalous in Au, Ag, As, and Zn. The source of the numerous mineralized blocks is still to be found.

Annual Information Form, May 11, 2011

Virginia Mines Inc.

A short phase of prospecting was also conducted on the southern block of the property to evaluate the gold potential of this sector and to go back on the copper-gold showings discovered in 2008 in a potassic intrusive. Prospecting done in the fall of 2010 better defined this granodioritic gneissic intrusive and allowed for the discovery of a mineralized zone followed over a distance of three kilometres and over a width of up to 15 metres. The copper (5-15%) and molybdenum (2-10%) mineralization is concentrated in decimetric bands strongly altered in epidote and quartz. The wall rock of these bands contains disseminated copper and molybdenum mineralization varying from 1 to 5% forming an envelope of 2 to 15 metres. The new mineralized zone is oriented north-northeast and seems to mould the contours of the intrusion. Assay results are very encouraging. Outcrops and mineralized blocks found in a distance of over three kilometres returned values varying between 0.4 and 3.8 g/t Au; 0.3 and 8.6% Cu; and 0.1 and 1.3% Mo, 10.2 and 49.6 g/t Ag in selected samples. Manual stripping allowed for channel sampling that returned values of 1.93 g/t Au, 11.3 g/t Ag and 1.56% Cu over 3 metres including 4.36 g/t Au, 20.1 g/t Ag and 3.0% Cu over 1 metre. These results justified the acquisition of 52 additional claims covering the entire granodioritic intrusion. A high definition airborne magnetic survey was completed at the beginning of winter 2011 and allowed a better definition of the geometry of the mineralized intrusion.

For complete results of exploration work carried out in fiscal 2011, the reader is referred to the 43-101 technical report entitled “Rapport technique et recommandations, Programme de décapage mécanique, Projet Ashuanipi, Québec, Mars 2011”, prepared by four staff members of Virginia Mines Inc.: Louis Grenier, B.Sc. P.Geo., Pascal Simard, B.Sc., Eng., Jean-François Boivin, B.Sc. Jr Eng. and Paul Archer, M.Sc. P.Eng. The report was filed on SEDAR (www.sedar.com) on April 21, 2011.

3.4.6

Mineralization

The mineralization has been summarized in the preceding sub-section.

For a more detailed description of the mineralization, the reader is referred to the 43-101 technical report entitled “Rapport technique et recommandations, Programme de décapage mécanique, Projet Ashuanipi, Québec, Mars 2011”, prepared by four staff members of Virginia Mines Inc.: Louis Grenier, B.Sc. P.Geo., Pascal Simard, B.Sc., Eng., Jean-François Boivin, B.Sc. Jr Eng. and Paul Archer, M.Sc. P.Eng., The report was filed on SEDAR (www.sedar.com) on April 21, 2011.

3.4.7

Sampling and Assays

In 2004, the Company set up an Analytical Quality Assurance Program to control and assure the analytical quality of assays in its gold exploration. This program includes the systematic addition of blank samples and certified standards to each batch of samples sent for analysis at commercial laboratories. Blank samples are used to check for possible contamination in laboratories while certified standards determine the analytical accuracy and precision.

Assay samples coming from selected samples or channels varying from 0.5 to 1.5 metres have been handled by personnel mandated by the Company. These samples were immediately placed in plastic sample bags, which were sealed with fibreglass tape. Individual bagged samples were then placed in shipping bags and stored at the camp. However, samples were not secured in locked facilities; this precaution was deemed unnecessary due to the remote location of the camp. Samples were then loaded onto a cube van for transportation to Val-d’Or where the Company’s personnel delivered them to the ALS Chemex sample preparation facility. Sample bags remained sealed until open by ALS Chemex’s personnel. Samples are assayed by fire-assay followed by atomic absorption or gravimetry according to industry standards. Repeats are carried out on mineralized intersections of interest and on the majority of the samples containing 1 g/t Au or more.

3.4.8

Exploration and Development

During fiscal 2011, the Company spent $0.9 million on the Ashuanipi project and intends to spend $1 million during fiscal 2012. A program consisting of line cutting and induced polarisation surveys was initiated in March 2011 on the sector of the mineralized corridor discovered in the fall of 2010 and its possible extensions. The Company is already planning, for the summer of 2011, an important program that will include prospecting, mechanical stripping and channel sampling.

Annual Information Form, May 11, 2011

Virginia Mines Inc.

Expenditures for exploration work done by the Company are as follows:

-

For the fiscal year ended February 28, 2010

$0.1 million

-

For the fiscal year ended February 28, 2011

$0.9 million

3.5

Éléonore Régional Property

3.5.1

Property Description and Location

The Éléonore Régional property is located in the area of the Opinaca reservoir, about 320 kilometres north of Matagami, in the James Bay region of Quebec. The property is situated in NTS 33C/07, 33C/08, 33C/09, and 33C/10 and is accessible via the James Bay Road and a secondary gravelled road. The property comprises 844 map-designated claims totalling 44,134.61 hectares and is owned 100% by the Company.

3.5.2

Accessibility, Climate, Local Resources, Infrastructure, and Physiography

The property takes up the western shore of the Opinaca reservoir, spanning over NTS 33C/07, 33C/08, 33C/09 and 33C/10. An important part of the property is under water thus offering easy access by boat, most particularly when the water level of the reservoir is high. The western part of the property is a few kilometres away from the road serving the Hydro-Québec’s Sarcelle dam. Besides the presence of a heliport, lodging is available at the Relais at the kilometric marker 381 of the James Bay road, about 30 kilometres to the southwest of the property.

3.5.3

History

It seems that no significant exploration has been carried out in the past on the Éléonore Régional property.

3.5.4

Geological Setting

The property covers the volcanic and metasedimentary units of the Kasak formation at the boundaries of the La Grande and Opinaca sub-provinces of the Superior Geological Province. The belt consists of felsic to intermediary volcanics interbedded with mudstone/conglomerate/sandstone sedimentary formations. It is north bordered by granodiorites and tonalites and south bordered by paragneisses and granodiorite-monzonite intrusives. The regional metamorphism reaches the amphibolites facies.

For more details on the geological context of the property, the reader is referred to the 43-101 technical report entitled “Progress Report, June 2010 Exploration Program, Éléonore Régional Property – September 2010” prepared by Stephen Poitras, B.Sc., P.Geo., a staff member of Services Techniques Geonordic. The report was filed on SEDAR (www.sedar.com) on April 21, 2011.

3.5.5

Exploration Work and Drilling

Starting in 2001, the Company carried out regional reconnaissance work in the Opinaca reservoir area that led eventually to the discovery of the Roberto deposit on the Éléonore property. Further to this discovery the Company conducted in the summers of 2005 to 2009 prospecting, geological mapping, and glacier till sampling on the Éléonore Régional property. Airborne magnetic surveys were also carried out on several areas of the property. Work revealed many areas of interest defined by the presence of mineralized showings and/or till samples anomalous in gold. One of these sectors is located on an island nearby the north shore of the Opinaca reservoir where quartz-tourmaline veins in a dioritic intrusion yielded 1.85 g/t, 2.09 g/t and 2.95 g/t Au in grab samples. The second zone, called the Cléopâtre showing, is a 500-square-metre, mineralized boulder field located in the middle portion of the property. These grauwacke blocks mineralized with 2 to 3% pyrite finely disseminated returned values of up to 7 g/t Au. In the winter of 2007, an eight-hole drilling program totalling 1,034 metres was completed in this area. Drilling aimed at testing a series of induced polarisation anomalies and geochemical anomalies in the vicinity of the Cléopâtre gold boulder field. Drilling intercepted lithologies similar to that of the gold-bearing blocks but no significant values were obtained.

Annual Information Form, May 11, 2011

Virginia Mines Inc.

In the summer and fall of 2010, the Company carried additional prospecting, geological mapping, mechanical stripping, and till and rock sampling. An amphibole-garnet-altered zone was outlined within a feldspar porphyritic intrusive in the area of the island near the north shore of the Opinaca reservoir. For the time being, this zone is followed over a lateral distance of 1,500 metres and in a thickness of 200 metres. A weakly-developed network, gold-bearing quartz veinlets crosscuts the altered zone. Channel sampling done on this altered zone in the summer of 2010 yielded results weakly anomalous in gold. A new gold showing called Féänor was also discovered in the south part of the property. The showing consists of a metric shear zone comprising weak sulphide disseminations associated with biotite-sericite-quartz alterations. The shear zone is followed sporadically on about 300 metres. Grab samples collected to characterize this showing returned values varying between 200 ppb and 3.8 g/t Au and a maximum of 1.7 g/t Au over 2.7 metres in channel. Furthermore, two other sectors of interest were outlined through till sampling and will require a follow-up.

Complete results of the exploration program conducted in fiscal 2010 are reported in the 43-101 technical report entitled “Progress Report, June 2010 Exploration Program, Éléonore Régional Property – September 2010” prepared by Stephen Poitras, B.Sc., P.Geo., a staff member of Services Techniques Geonordic. The report was filed on SEDAR (www.sedar.com) on April 21, 2011.

3.5.6

Mineralization

The mineralization found on the property has been summarized in the previous subsection.

For more details on the mineralization, the reader is referred to the 43-101 technical report entitled “Progress Report, June 2010 Exploration Program, Éléonore Régional Property – September 2010” prepared by Stephen Poitras, B.Sc., P.Geo., a staff member of Services Techniques Geonordic. The report was filed on SEDAR (www.sedar.com) on April 21, 2011.

3.5.7

Sampling and Assays

In 2004, the Company set up an Analytical Quality Assurance Program to control and assure the analytical quality of assays in its gold exploration. This program includes the systematic addition of blank samples and certified standards to each batch of samples sent for analysis at commercial laboratories. Blank samples are used to check for possible contamination in laboratories while certified standards determine the analytical accuracy and precision.

Assay samples coming from channels or half-cores, with lengths varying from 0.5 to 1.5 metres, are sent for assaying to Laboratoire Expert Inc. in Rouyn-Noranda. Samples are assayed by fire-assay followed by atomic absorption or gravimetry according to industry standards. Repeats are carried out on mineralized intersections of interest and on the majority of the samples containing 1 g/t Au or more.

3.5.8

Exploration and Development

During fiscal 2011 the Company spent $0.7 million on this project. The property has a good potential for Roberto-type gold mineralization. Consequently, the Company intends to pursue work exploration. A budget of about $0.6 million is allocated for fiscal 2012. Exploration work will consist of a detailed lake-bottom sediment survey, induced polarisation surveys, geological mapping, and prospecting. The program will aim at defining new drill targets over the entire property.

Expenditures for exploration work done by the Company are as follows:

-

For the fiscal year ended February 28, 2010

$0.1 million

-

For the fiscal year ended February 28, 2011

$0.7 million

Annual Information Form, May 11, 2011

Virginia Mines Inc.

3.6

Corvet Est Property

3.6.1

Property Description and Location

The Corvet Est property is located in the James Bay region, province of Quebec, 53 kilometres south of LG-4 Airport. As at February 28, 2011, the property consisted of 568 map-designated, adjacent claims totalling 29,106.21 hectares. The Corvet Est property is subject to an agreement pursuant to which Goldcorp could acquire a 50% participating interest for a consideration consisting of payments totalling $90,000 and $4 million in exploration work over a five-year period. In April 2008, Goldcorp had fulfilled all its obligations and accordingly acquired its 50% participating interest in the Corvert Est property.

3.6.2

Accessibility, Climate, Local Resources, Infrastructure, and Physiography

The property is accessible only by floatplane or helicopter. However, the property can be approached by the James Bay road, via Matagami or Chibougamau, up to the junction of the Trans-Taïga road, at kilometric marker 544, which is less than 50 kilometres from the property. This gravelled road is open all year round, and leads to the Caniapiscau reservoir. Two floatplane bases are located along this road: Cargair (at kilometric marker 285) and Mirage (at kilometric marker 358). The property is located 48 kilometres south of Cargair and 87 kilometres southwest of Mirage. An alternate way to reach the property is to charter a plane up to LG-4 Airport, at kilometric marker 300 on the Trans-Taïga road.

The topography of the property is moderate with elevations varying from 350 to 450 metres. Outcrops are abundant and the overburden is thinner by comparison with the surrounding region where the glacial cover dominates. The forest is irregular, has low density, and consists of black spruce and grey pine. Forest fires affected nearly 50% of the surface area of the property. In general, there is no snow and lakes are not frozen between June and October.

3.6.3

History

It seems that the area of the property never was the object of significant exploration work in the past.

3.6.4

Geological Context

Rocks in the region are Achaean-aged and part of the Superior Province. Most of the property is occupied by a volcano-sedimentary sequence interpreted as being part of the Lac Guyer greenstone belt. It is composed of metabasalts interbedded with felsic volcanics and thin bands of metasediments. This unit is fault-contacted with metasediments of the Laguiche Group. Age dating done in the region gives an age of 2,749 My for the Guyer Belt and of <2,698 My for the Laguiche Group. Units are east-west oriented with a steep dip to the north.  Rocks are metamorphosed to the amphibolite facies.

For more details on the geological context of the property, the reader is referred to the 43-101 technical report entitled “Technical Report on 2010 Drilling Program and Geochemical Soil Testing, Corvet Est Project, Quebec, Virginia Mines Inc. February 2011”, prepared by Robert Oswald, P.Geol, who is a staff member of Services Techniques Geonordic. The report was filed on SEDAR (www.sedar.com) on April 5, 2011.

3.6.5

Exploration Work and Drilling

Prospecting and regional reconnaissance work conducted in the summers of 2002 and 2003 and subsequent drilling carried out in the winter of 2004 led to the discovery by the Company of two important auriferous structures called Contact zone and Marco zone. Subsequent work carried out between winter 2004 and winter 2008 included basic prospecting, geological mapping, mechanical stripping, geophysical and geochemical surveys (till and B horizon) as well as several drilling programs. Work confirmed the potential of the Marco zone, a plurimetric to decametric gold structure comprising several zones of finely disseminated sulphides (up to 10% arsenopyrite-pyrite-pyrrhotite), associated with microcline-tourmaline-garnet-biotite-magnetite alterations within felsic volcanics. The Marco zone reported several drilling results going from thin intersections weakly mineralized grading less than 1 g/t Au over a few metres to more mineralized intersections grading 5.12 g/t Au over 13.4 metres and 10.1 g/t Au over 5.2 metres. The Marco zone returned drill gold values over a lateral distance of over 1,600 metres and to a vertical depth of 550 metres. As for the Contact zone, it produced irregular results and reported at times some interesting mineralized

Annual Information Form, May 11, 2011

Virginia Mines Inc.

intersections. Surface work also led to the discovery of some other showings mineralized in gold, copper and/or molybdenum on the Corvet Est property and on the adjoining property Lac Eade, which is now part of the Corvet Est property.

In the summer of 2010, the Company and its partner Goldcorp carried out a seven-hole drilling program (CE-10-75 to CE-10-81) totalling 3,361 metres. Three of these holes tested the continuity of the Marco zone to a vertical depth of 600 to 700 metres while the other four holes tested at shallow depth the Matton showing and the Contact zone. Only two of the deep holes intercepted the Marco zone, which consists of many thin mineralized zones of metric thickness. Hole CE-10-76 crosscut four mineralized intervals that yielded values varying between 1.51 g/t Au over 1 metre and 3.09 g/t Au over 1.05 metres. Hole CE-10-77 also yielded four auriferous intervals, which returned values of 2.43 g/t Au over 0.55 metre, 7.42 g/t Au over 1 metre, 1.2 g/t Au over 6.35 metres, and 5.11 g/t Au over 0.6 metre, respectively. Hole CE-10-78, drilled between the two precedent holes, did not intercept the typical lithologies of the Marco zone and did not generate significant values. Of the four shallow holes, the hole testing the Matton showing was the only one to return a significant interval, which yielded 2.95 g/t Au over 0.95 metre. Holes CE-10-79, CE-10-80, and CE-10-81 testing the Contact zone failed to return important mineralization.

Complete results of the 2010 drilling program are reported in the 43-101 technical report entitled “Technical Report on 2010 Drilling Program and Geochemical Soil Testing, Corvet Est Project, Quebec, Virginia Mines Inc. February 2011”, prepared by Robert Oswald, P.Geol, who is a staff member of Services Techniques Geonordic. The report was filed on SEDAR (www.sedar.com) on April 5, 2011.

3.6.6

Mineralization

Mineralization observed on the property is summarized in the previous section.

For a more detailed description of the mineralization, the reader is referred to the 43-101 technical report entitled “Technical Report on 2010 Drilling Program and Geochemical Soil Testing, Corvet Est Project, Quebec, Virginia Mines Inc. February 2011”, prepared by Robert Oswald, P.Geol, who is a staff member of Services Techniques Geonordic. The report was filed on SEDAR (www.sedar.com) on April 5, 2011.

3.6.7

Sampling and Assays

In 2004, the Company set up an Analytical Quality Assurance Program to control and assure the analytical quality of assays in its gold exploration. This program includes the systematic addition of blank samples and certified standards to each batch of samples sent for analysis at commercial laboratories. Blank samples are used to check for possible contamination in laboratories while certified standards determine the analytical accuracy and precision.

Analyzed samples coming from channels or half-cores, with lengths varying from 0.5 to 1.5 metre, are sent for assaying to Laboratoire Expert Inc. in Rouyn-Noranda. Samples are assayed by fire-assay followed by atomic absorption or gravimetry according to industry standards. Repeats are carried out on mineralized intersections of interest and on the majority of the samples containing 1 g/t Au or more.

3.6.8

Exploration and Development

During fiscal 2011 Goldcorp and the Company spent $0.8 million on the Corvet Est property. Based on the most recent results, the Company and its partner do not foresee additional drilling in the near future. However, a $250,000 exploration program is planned for the summer of 2011. This program will consist of a geochemical survey and prospecting in order to outline new gold-bearing structures of interest in the little-explored sectors of this vast property.

Expenditures for exploration work done by the Company and Goldcorp are as follows:

-

For the fiscal year ended February 28, 2010

$0.3 million

-

For the fiscal year ended February 28, 2011

$0.8 million

Annual Information Form, May 11, 2011

Virginia Mines Inc.

3.7

FCI Property

3.7.1

Property Description and Location

The FCI project is located 42 kilometres southwest of Hydro-Québec’s LG-4 airport, in the James Bay territory, province of Quebec. The project is the result of the merging in 2006 of three properties (Félicie, Corvet Ouest and Island Lake). The property consists of 412 claims covering a surface area of 21,105.42 hectares, 36 kilometres southwest of Cargair float-plane base and of the Trans-Taïga road. The Company owns 100% of the mining rights but in virtue of an agreement signed in May 2009, Odyssey had the option to acquire a 50% participating interest in the FCI property in consideration of $4 million in exploration work to be carried out during the next six years and cash payments totalling $130,000 to be paid by the 3rd anniversary of the agreement.

3.7.2

Accessibility, Climate, Local Resources, Infrastructure, and Physiography

The FCI property is situated less than 12 kilometres from the Trans-Taïga road and is accessible by helicopter and floatplane from LG-4, which is located 36 kilometres to the northeast. The topography of the property is relatively flat (360-380 metres) and is punctuated by a few smooth hills (<520 metres). Multiple lakes and streams occupy the area. They are east-west oriented and drained towards the Grande Rivière. The unconsolidated deposits consists mainly of till and fluvioglacial material. Eskers, disintegration moraines, and boulder fields are frequently observed.

The boreal forest is dominated by black spruces, grey pine and rare broad-leaved trees. Large surfaces destroyed by forest fires are also observed. Snow lasts from October to May.

3.7.3

History

Little mining exploration has been carried out on the segment of the FCI project in the Guyer band. There is no registration of any work conducted on the FCI property except for work conducted by Tyrones Mines Ltd. (1959-60), which included geological reconnaissance, prospecting, trenches and sampling that led to the discovery of a copper showing of 1.15% Cu over 2.1 metres in trench TR-9, and a heliborne survey carried out in1996 by Phelps Dodge Corporation (formerly Tyrone Mines Ltd) followed by a few days of geological reconnaissance.

3.7.4

Geological Setting

The lithological assemblages in the region are part of the occidental portion of the Lac Guyer greenstone belt, which is integral part of the La Grande Sub-Province and of the Superior Province of the Canadian Shield. The Archaean volcanosedimentary segment of the Guyer belt (2,749 My) represents an east-west oriented belt of supracrustal rocks of over 140 kilometres of lateral extend with thicknesses varying from two to more than eight kilometres. This segment is characterized by volcanosedimentary associations over an Achaean basement of tonalitic gneiss.

The La Grande Sub-Province is delimited to the north and to the south by the Bienville (gneiss, granitoïdes) and Laguiche (metasediments from the Laguiche basin), respectively. The area nearby the FCI project is characterized by assemblages of mafic to ultramafic volcanics interlayered with narrow bands of sediments and felsic volcanites. These sequences are crosscut by mafic to felsic intrusions varying from pretectonic to late-tectonic ages. The stratigraphic grain is generally east-west to northeast-southwest-oriented and rocks are more or less vertical with moderated dips to the north and to the south.

For more details on the geological context of the property, the reader is referred to the 43-101 technical report entitled “Technical Report and Recommendations, 2010 Exploration Program, FCI Property – May 2010”, prepared by two staff members of Virginia Mines Inc.: François Huot, Ph.D., P. Geo. and Isabelle Roy, B.Sc. P. Geo., and Paul Archer, M.Sc., Eng. The report was filed on SEDAR on June 9, 2010.

3.7.5

Exploration Work and Drilling

The FCI project covers 35 kilometres of favourable geology within the Guyer greenstone belt. Initial reconnaissance conducted by the Company in 1997 led to the discovery of the Golden Gap showing, which generated values from 3.7 to 32.7 g/t Au in selected samples and 14.3 g/t Au over 2 metres in channel samples. During the periods 1998 to

Annual Information Form, May 11, 2011

Virginia Mines Inc.

2000 and 2005 to 2007, the Company carried out several programs that consisted of line cutting, ground geophysics (MAG and IP surveys), geological mapping and prospecting. These works enhanced the potential of the Golden Gap showing (5.76 g/t Au over 3 metres in channel sampling) and led to the discovery of many other significant gold showings that yielded values from 1 to 50 g/t Au (mostly obtained in quartz veins). Moreover, polymetallic showings associated with QFP intrusions and sericite schists were also discovered at both ends of the property. The Félicie showing yielded values of up to 5.54 g/t Au, 100 g/t Ag, 1.86% Cu, 1.56% Pb, 4.94% Zn in selected samples, in the western portion of the property. The sericite showing returned values of up to 150 g/t Ag, 0.3 g/t Au, 1.89% Cu, 1.45% Zn in selected samples in the eastern part of the property.

In the winter of 2001, the Company completed an initial 6-hole drilling program totalling 675 metres to test at shallow depth the main gold showings (Golden Gap, Golden East, Déca-1 and another one under a showing that had returned 7.08 g/t Au). The three holes drilled in the Golden Gap area have confirmed the presence of a gold anomalous structure grading 1.62 g/t Au over 2.5 metres (IL-01-01), 0.27 g/t Au over 15 metres, and 1.35 g/t Au over 4 metres (IL-01-02) as well as 0.59 g/t Au over 11.4 metres (IL-01-03). Best results obtained in holes that tested the other showings did not exceed 1.10 g/t Au over 1 metre. In the winter of 2007, the Company carried on with a second drilling program (nine holes for 1,447 metres). Five of these holes were drilled in the area of the Golden Gap showing to test the gold structure that consists of a biotite-rich shear zone with quartz veins and veinlets and disseminated sulphides. Hole FCI-07-03 yielded an intersection grading 14.19 g/t Au over 5 metres. This intersection contains a metric quartz vein with frequent visible gold grains. The three other holes drilled 50 metres to the east, to the west and under this intersection have also intercepted the same gold structure but the results were not as impressive. Hole FCI-07-07 drilled directly under hole 03 returned 2.77 g/t Au over 1.8 metres. Holes FCI-07-08 and FCI-07-09, drilled 50 metres east and west of hole 03, returned values of 0.72 g/t Au over 1.65 metres and 1.44 g/t Au over 2 metres, respectively. Holes FCI-07-01 and FCI-07-02 testing the same structure further west returned comparable values. Three other holes (FCI-07-04, 05 and 06) were completed about 15 kilometres east of the Golden Gap area to test auriferous boulder fields. These holes did not yield any significant value.

In the fall of 2009, additional prospecting and geological mapping were conducted in the area of the Golden Gap showing with the objective of better defining the structural context and evaluate the lateral extensions of the alteration corridor (particularly to the west). Beep Mat prospecting was carried out on a number of IP anomalies and additional prospecting was conducted on many areas exhibiting gold mineralization (>500 ppb Au) associated with exhalative units (chert, exhalite, iron formation) in order to discover new mineralized zones.

In the winter of 2010 the Company and Odyssey completed an 11-hole diamond drilling program (FCI-10-010 to FCI-10-020) totalling 3,035 metres. Drilling tested mainly the Golden Gap auriferous corridor over an east-west distance of 1,200 metres and to a vertical depth of 250 metres. Drilling conducted in 2010 did not generate economic results but proved one more time the auriferous nature of the Golden Gap corridor. Many mineralized intervals were intercepted and overall results vary between 0.15 g/t Au over 1 metre and 1.23 g/t Au over 4 metres. Some larger intersections were obtained at times returning 0.66 g/t Au over 12 metres (FCI-10-012), 0.13 g/t Au over 10.7 metres (FCI-10-015), 0.53 g/t Au over 15 metres (FCI-10-017), 0.48 g/t Au over 6.5 metres (FCI-10-018), and 0.34 g/t Au over 13 metres (FCI-10-020). In addition, a richer intersection grading 14.15 g/t Au over 0.5 metre was obtained in a folded quartz vein with numerous gold grains observed in hole FCI-10-010. Most of the gold-bearing intersections are located in the vicinity of a contact between mafic volcanic and a sedimentary unit (wacke) and they are associated with silicified zones and disseminated sulphides (arsenopyrite, chalcopyrite, pyrite and pyrrhotite).

Complete results of the exploration program carried out during fiscal 2010 are reported in the 43-101 technical report entitled “Technical Report and Recommendations, 2010 Exploration Program, FCI Property – May 2010”, prepared by two staff members of Virginia Mines Inc.: François Huot, Ph.D., P. Geo. and Isabelle Roy, B.Sc. P. Geo., and Paul Archer, M.Sc., Eng. The report was filed on SEDAR on June 9, 2010.

3.7.6

Mineralization

The mineralization found on the property is summarized in the preceding sub-section.

For a more detailed description of the mineralization, the reader is referred to the 43-101 technical report entitled “Technical Report and Recommendations, 2010 Exploration Program, FCI Property – May 2010”, prepared by two staff members of Virginia Mines Inc.: François Huot, Ph.D., P. Geo. and Isabelle Roy, B.Sc. P. Geo., and Paul Archer, M.Sc., Eng. The report was filed on SEDAR on June 9, 2010.

Annual Information Form, May 11, 2011

Virginia Mines Inc.

3.7.7

Sampling and Assays

In 2004, the Company set up an Analytical Quality Assurance Program to control and assure the analytical quality of assays in its gold exploration. This program includes the systematic addition of blank samples and certified standards to each batch of samples sent for analysis at commercial laboratories. Blank samples are used to check for possible contamination in laboratories while certified standards determine the analytical accuracy and precision.

Analyzed samples collected from channels or drill cores in a range of lengths between 0.5 to 1.5 metres have been handled by personnel mandated by the Company. These samples were immediately placed in plastic sample bags, which were labelled and registered with unique sample numbers. The sealed sample bags were then placed in shipping bags, which were then sealed. All samples were delivered to ALS Chemex, a firm that specializes in treatment and analysis of samples. However, samples were not secured in locked facilities; this precaution was deemed unnecessary due to the remote location of the camp. Sample bags remained sealed until open by ALS Chemex’s personnel. Samples are assayed by fire-assay followed by atomic absorption or gravimetry according to industry standards. Repeats are carried out on mineralized intersections of interest and on the majority of the samples containing 1 g/t Au or more.

3.7.8

Exploration and Development

During fiscal 2011 Odyssey spent $0.4 million on the property. On October 20, 2010, Odyssey terminated its acquisition option on the FCI property. The Company will look at a new partnership on the project.

Expenditures for exploration work done by the Company are as follows:

-

For the fiscal year ended February 28, 2010 (by Odyssey)

$0.5 million

-

For the fiscal year ended February 28, 2011 (by Odyssey)

$0.4 million

ITEM IV – DIVIDENDS

Since its incorporation, the Company has not paid any cash dividends on its outstanding common shares. Any future dividend payment will depend on the Company’s financial needs to fund its exploration programs and its future financial growth and any other factors that the board deems necessary to consider in the circumstances. It is highly unlikely that any dividends will be paid in the near future.

ITEM V – CAPITAL STRUCTURE

The Company’s authorized capital stock consists of an unlimited number of common shares without par value, of which, as of February 28, 2011, a total of 30,779,692 shares were issued and outstanding. Each common share confers upon the holder the right to one vote at all shareholders’ meetings, to receive all dividends associated with this class of shares as declared by the Company, and upon the dissolution of the Company, the holder is entitled to receive, along with other shareholders, a share of the Company’s assets, proportional to his/her holdings.

ITEM VI – STOCK MARKET FOR THE TRADING OF SHARES

The shares of the Company have been listed on the Toronto Stock Exchange (symbol VGQ) since April 5, 2006. Prior thereto, the shares of the Company’s predecessor entity, Virginia Gold Mines Inc., had been listed on the Toronto Stock Exchange since the formation of the predecessor entity in June 1996.

Annual Information Form, May 11, 2011

Virginia Mines Inc.

Trading Price and Volume

The table below provides information as to the high and low prices of the Company’s common shares, and monthly trading volume for the shares during fiscal year 2011.

2010	Low ($)	High ($)	Volume
March	5.70	7.27	1,071,145
April	7.12	8.60	1,367,174
May	6.93	7.53	726,984
June	6.98	7.53	978,996
July	6.91	7.70	434,942
August	7.21	8.00	423,225
September	7.17	7.80	473,708
October	7.20	7.68	490,113
November	7.27	8.34	864,915
December	7.58	8.92	675,420
2011	Low ($)	High ($)	Volume
January	6.71	8.44	601,525
February	7.09	8.57	656,508
TOTAL			8,764,655

ITEM VII – ESCROWED SHARES

There are no escrowed shares.

ITEM VIII – RISK FACTORS

8.1

Industry Conditions

The exploration for and development of mineral deposits involve significant risks and while the discovery of an ore body may result in substantial rewards, few properties that are explored are ultimately developed into producing mines. All of the Company’s properties are in the exploration stage and the Company is presently not exploiting any of its properties and its future success will depend on its capacity to generate revenues from an exploited property.

The discovery of mineral deposits depends on a number of factors, including the professional qualification of its personnel in charge of exploration. Whether a mineral deposit will be commercially viable depends on a number of factors, some of which are the particular attributes of the deposit, such as size, grade and proximity to infrastructure, as well as metal prices which are highly cyclical and government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. In the event that the Company wishes to commercially exploit one of its properties, the exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in the Company not receiving an adequate return on invested capital. The Company’s operations will be subject to all the hazards and risks normally encountered in the exploration and development of mineral deposits. Mining operations generally involve a high degree of risk, including unusual and unexpected geologic formations.

There can be no guarantee that sufficient quantities of minerals will be discovered or that one of the Company’s properties will reach the commercial production stage. If the Company discovers profitable mineralization, the Company does not have sufficient financial means to bring a producing mine into operation. Considering that the Company has no properties with proven reserves and considering the aforementioned risk factors, it is unlikely that the Company will develop a profitable commercial operation in the near future.

Annual Information Form, May 11, 2011

Virginia Mines Inc.

8.2

Regulatory Matters

The Company’s mining activities are subject to governmental regulation. These activities can be affected at various levels by governmental regulation governing prospecting and development, price control, taxes, labour standards and occupational health, expropriation, mine safety, environmental protection and other matters. An excessive supply of certain minerals may arise from time to time due to the absence of a market for said minerals and to restrictions on exports.

Exploration and commercialization are subject to various federal, provincial and local laws and regulations relating to the protection of the environment. These laws impose high standards on the mining industry to monitor the discharge of wastewater and report the results of such monitoring to regulatory authorities, to reduce or eliminate certain effects on or into land, water or air, to progressively rehabilitate mine properties, to manage hazardous wastes and materials and to reduce the risk of worker accidents. A violation of these laws may result in the imposition of substantial fines and other penalties.

8.3

Permits, Licences and Approvals

The operations of the Company require licences and permits from various governmental authorities. The Company believes it holds or is in the process of obtaining all necessary licences and permits to carry on the activities, which it is currently conducting under applicable laws and regulations. Such licences and permits are subject to changes in regulations and in various operating circumstances. There can be no guarantee that the Company will be able to obtain all necessary licences and permits that may be required to maintain its mining activities, construct mines or milling facilities and commence operations of any of its exploration properties. In addition, if the Company proceeds to production on any exploration property, it must obtain and comply with permits and licences which may contain specific conditions concerning operating procedures, water use, the discharge of various materials into or on land, air or water, waste disposal, spills, environmental studies, abandonment and restoration plans and financial assurances. There can be no assurance that the Company will be able to obtain such permits and licences or that it will be able to comply with any such conditions.

8.4

Title to Property

Although the Company has taken reasonable measures to ensure proper title to its properties, there is no guarantee that title to any of its properties will not be challenged or impugned. Third parties may have valid claims underlying portions of the Company’s interests in its properties.

8.5

Competition

The Company’s activities are directed towards the exploration, evaluation and development of mineral deposits. There is no certainty that the expenditures to be made by the Company will result in discoveries of commercial quantities of mineral deposits. There is aggressive competition within the mining industry for the discovery and acquisition of properties considered to have commercial potential. The Company will compete with other interests, many of which have greater financial resources than it will have, for the opportunity to participate in promising projects. Significant capital investment is required to achieve commercial production from successful exploration efforts, and the Company may not be able to successfully raise funds required for any such capital investment.

8.6

Dependence on Management

The Company is dependent on certain members of management, particularly its President and its Vice-president. The loss of their services could adversely affect the Company. Investors must rely on the Company’s directors and those who are unwilling to do so should refrain from investing in the Company.

Management of the Company rests with a few key employees, the loss of any of whom could have a detrimental effect on the Company’s operations.

Annual Information Form, May 11, 2011

Virginia Mines Inc.

8.7

Conflicts of Interest

Certain directors and officers of the Company also serve as directors and officers of other companies involved in natural resource exploration and development; consequently, there is a possibility that such directors and officers will be in a position of conflict of interest. Any decision made by such directors and officers involving the Company will be made in accordance with their duties and obligations to deal fairly and in good faith with the Company and such other companies. In addition, such directors and officers will declare, and refrain from voting on, any matter in which such directors and officers may have a material conflict of interest.

8.8

Commercialization

The commercialization of minerals depends on a number of factors that are independent from the Company’s desire to proceed with said commercialization. These factors include market fluctuations and governmental regulations concerning prices, taxes, fees, authorized production, imports and exports. The exact effect of these factors cannot be accurately evaluated.

8.9

Uninsured Hazards

The Company could be held responsible for certain events including environmental pollution, cave-ins or other hazards against which a company such as Virginia Mines Inc. cannot insure or against which it may elect not to insure, taking into consideration the importance of the premiums or other reasons. The payment of amounts relating to liability of the aforementioned hazards could cause the loss of the Company’s assets.

8.10

Land Claims

At the present time, none of the properties in which the Company has an interest or an option to acquire an interest is the subject of an aboriginal land claim. However, no assurance can be provided that such will not be the case in the future.

ITEM IX – DIRECTORS AND OFFICERS

The following table lists the Company’s Directors and Officers as of February 28, 2011.

Name and residence	Principal occupation	Director or Officer since	Number of shares	%
André Gaumond Lac Beauport (Qc)	President and CEO of the Company	November 30, 2005	832,427	2.7
André Lemire (1) (2) Westmount (Qc)	President of Lemvest Inc.	November 30, 2005	114,100	0.4
Paul Archer St-Augustin-de-Desmaures (Qc)	Vice-President, Exploration and Acquisitions, for the Company	March 23, 2006	100,000	0.3
Claude St-Jacques (2) Quebec (Qc)	President and Chairman of Société d’exploration minière Vior Inc.	November 30, 2005	40,625	0.1
Mario Jacob (1) (2) Lévis (Qc)	President of Maximus Capital Inc.	November 30, 2005	—	—
Pierre Labbé (1) Lévis (Qc)	Vice-President and CFO of Medicago Inc.	April 22, 2008	—	—
Robin Villeneuve Québec (Qc)	CFO of the Company	June 16, 2008	1,000	—

(1)

Member of the Audit Committee

(2)

Member of the Compensation and Nominating Committee

Unless the position becomes vacant, each director will fulfill its mandate until the next annual meeting, which is to be held on June 29, 2011 and until a successor is duly elected or named.

Annual Information Form, May 11, 2011

Virginia Mines Inc.

 9.1

Biographical Notes

André Gaumond has been President and Chief Executive Officer and Director of the Company since November 30, 2005 and was President and Chief Executive Officer and Director of Virginia Gold Mines Inc. from June 1, 1996 to March 31, 2006. He was President and Director of Old Virginia Gold Mines from 1992 to 1996 and of Exploration Diabior Inc. from 1993 to 1996 (these companies merged to form Virginia Gold Mines Inc., predecessor to the Company, in June 1996). Mr. Gaumond is a geological engineer with a master’s degree in geological economics. He worked as a geologist for several organizations, including Noranda, SOQUEM and the government of Quebec. From 1987 to 1990, he was a mining analyst for financial institutions such as Pemberton Securities and Midland Walwyn. In 1990, he joined Corpomin Management as a technical and financial advisor, where he held a variety of senior, management positions within different mining exploration companies. In 1995, he was nominated President of the Quebec Prospectors Association. On behalf of Virginia’s team, he accepted the Quebec Prospector of the Year award in 1996-97 for the company’s work in James Bay, and the prix Ressource from the Quebec Order of Geologists in 2001. In 2004, Virginia was again awarded the title of Quebec Prospector of the Year in recognition of the Coulon and Éléonore projects. Mr. Gaumond received the title of Quebec Entrepreneur of the Year in 2005 for his achievement on the Éléonore project, as well as was named “Mining Man of the Year” in Canada by mining magazine “The Northern Miner”. In 2006 he was given the prestigious Canadian Prospector of the Year award from the Prospectors and Developers Association of Canada (PDAC). In 2007 he received the e3 (Environmental Excellence in Exploration) award in Quebec and the same award in 2008 in Canada. He is currently serving on the Board of Detour Gold Corporation as well as on the Board of the PDAC. Mr. Gaumond is a member of several professional associations, among them the Quebec Order of Engineers.

André Lemire has been a Director of Virginia since June 1996. He became a Director and Chairman of the Board of the Company upon its incorporation on November 30, 2005. Mr. Lemire is also a member of the Audit Committee. Mr. Lemire holds a degree in Economics from the University of Ottawa. From 1972 to 1990, he held various executive positions with the brokerage firm of Levesque Beaubien Geoffrion Inc., notably Executive Vice-President and member of the Board of Directors. From February 1990 to January 1995, he was President and Director of Operations for Marleau, Lemire Securities Inc. In January 1995, he became Co-Chairman of the Board of Marleau, Lemire Securities Inc. and President of Marleau Lemire Inc. Mr. Lemire was appointed as Governor of the Montreal Stock Exchange for the period of 1994 to 1996. He is currently President of Lemvest Inc., a private holding company.

Claude St-Jacques has been a Director of the Company since November 30, 2005, and was a Director of Virginia from June 3, 1996 to March 31, 2006. He was Director of Old Virginia Gold Mines Inc. from 1986 to 1996 and of Exploration Diabior Inc. from 1993 to 1996 (these companies merged in June 1996 to form the Company’s predecessor entity). He graduated from Laval University in 1982 and has been involved in the mining industry ever since. Mr. St-Jacques was General Manager of the Association des Prospecteurs du Québec from 1982 to 1984. He is President and Chairman of Société d’exploration minière Vior Inc., a company traded on the TSX Venture Exchange.

Mario Jacob has been a Director of the Company since November 30, 2005, and was a Director of Virginia from June 21, 2005 to March 31, 2006. Mario Jacob has been President and Director of Maximus Capital Inc., a consulting firm specialized in corporate financing and reorganization, since November 2003. He has been a lawyer and a member of the Barreau du Québec since 1995. He has been Secretary, since June, 2010 of Innovente Inc. (TSX Venture: IGE) and was Director of Innovente from July, 2010 to March, 2011. He has been Director and Secretary of Cartier Resources Inc. (TSX Venture: ECR) since May, 2007 and Corporate Secretary of Plexmar Resources Inc. (TSX Venture: PLE) since September 2009. He was Director and Secretary of Power Tech Corporation Inc. (TSX Venture: PWB) from February, 2005 to October, 2010 and Director of Opsens Inc. (TSX Venture: OPS) from October, 2006 to August, 2010. From April 2005 to December 2005, he was President and Director of the capital pool company, Dufort Capital Inc., now Odesia Group Inc. (TSX Venture: ODS). He was also Director and Secretary of the capital pool company Rasa Investments Inc., from January, 2003 to August, 2004, which became Fortune 1000 Group Inc. (which became Fortsum Business Solutions Inc., (TSX Venture: FRT; delisted) and, from September, 2003 to June, 2005, of SLC Capital Inc., which became Conporec Inc. (TSX Venture: CNP; delisted) and, from May, 2006 to June, 2007, Director, Secretary and Chief Financial Officer of Demcap Investment Inc., now iPerceptions Inc., (TSX Venture: IPE). He was Vice President and Director of LBJ

Annual Information Form, May 11, 2011

Virginia Mines Inc.

Partners Inc., a private management corporation, from October, 2000 until November, 2003. He was partner at Flynn Rivard, lawyers, from January 1996 until October 2000.

Pierre Labbé has been a Director of the Company since April 22, 2008 and is the Chairman of the Audit Committee. Mr. Labbé has been Vice-President and Chief Financial Officer and Corporate Secretary of Medicago Inc. (TSX:MDG) since May 2008 and acting Chief Financial Officer of Plexmar Resources Inc. since May 2007. He was Vice-President, Chief Financial Officer and Secretary of Medicago Inc. from July 2004 to May 2007. Before joining Medicago in 2004, he was Vice-President of Finance and Secretary of Sequoia Minerals Inc. from December 2003 to June 2004, and of Mazarin Inc. from March 2000 to December 2003, while both companies were listed on the Toronto Stock Exchange. Prior to March 2000, he held management positions in accounting and finance with Agrinove, an agri-food cooperative, and PricewaterhouseCoopers LLP (formerly Coopers & Lybrand) where he was involved in many acquisitions and public financing projects. Mr. Labbe holds a Bachelor's Degree in Business Administration and a license in accounting from Laval University, Quebec City. He is a member of the Order of Chartered Accountants of Quebec and of the Canadian Institute of Chartered Accountants.

Paul Archer has been Vice-President, Exploration and Acquisitions of the Company since March 23, 2006, and was Vice-President, Exploration and Acquisitions of Virginia Gold Mines Inc. from June 1, 1996, to March 31, 2006. Mr. Archer is a geological engineer with a master’s degree in Earth Sciences and has 25 years experience in the mining industry and more specifically in Archaean gold and base metal exploration. He has brought his experience to various mining companies such as Shell Minerals, Noranda, Northgate Explorations, Westminer Canada, and more recently to SOQUEM Inc., where he was General Manager for northern Québec between February 1993 and March 1996. He was President of the Association des prospecteurs du Québec in 1996 and 1997.

Robin Villeneuve was appointed Chief Financial Officer of the Company in June 2008. In the 13 preceding years, Mr. Villeneuve held positions with various levels of responsibility at AbitibiBowater, acting successively as Director of Financial Reporting and Manager, Controls and Manufacturing Accounting. He obtained a Bachelor’s Degree in Business Administration - major in Accounting, from Laval University, Quebec City, and is a member of the Order of Chartered Accountants of Quebec and of the Canadian Institute of Chartered Accountants.

9.2

Corporate Cease Trading or Bankruptcies

No director or executive officer of the Company, or a shareholder holding a sufficient number of shares to materially affect control of the Company is, as of the date hereof, or has been within the ten years prior to the date hereof, a director or executive officer of any company (including the Company), that while that person was acting in that capacity:

-

Was the subject of a cease trading order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days;

-

Was subject to an event that resulted, after the director or executive officer ceased to be a director or executive officer, in the company being the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days; or

-

Became, or within a year of a director or executive officer ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangements or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

9.3

Penalties or Sanctions

No director or executive officer of the Company, or a shareholder holding a sufficient number of shares to materially affect control of the Company, has:

-

Been subject to any penalties or sanctions imposed by a court relating to Canadian securities legislation or by a Canadian securities regulatory authority or has entered into a settlement agreement with a Canadian securities regulatory authority; or

Annual Information Form, May 11, 2011

Virginia Mines Inc.

-

Been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor making an investment decision.

9.4

Personal Bankruptcies

No director or officer of the Company, or a shareholder holding a sufficient number of shares to materially affect control of the Company, or a personal holding company of any such persons has, within ten years before the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or become subject to or instituted any proceedings, arrangements or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, officer or shareholder.

9.5

Conflicts of Interest

There are no existing or potential material conflicts of interest between the Company and a director or officer of the Company.

ITEM X – PROMOTERS

Mr. André Gaumond is considered to be the promoter of Company due to his involvement in the Company and his management role. As at February 28, 2011, Mr. Gaumond held or exercised control over 832,427 common shares of the Company (approximately 2.7% of the Company’s shares issued and outstanding).

ITEM XI – AUDIT COMMITTEE INFORMATION

11.1

The Audit Committee Charter

A copy of the Audit Committee Charter is attached to this Annual Information Form as Schedule A.

11.2

Composition of the Audit Committee

The members of the Audit Committee are Pierre Labbé, Chairman of the committee, André Lemire, and Mario Jacob. All members are financially literate and independent members of the Audit Committee, as such terms are defined in Multilateral Instrument Respecting 52-110 Audit Committees (“MI 52-110”).

11.3

Relevant Education and Experience

Mr. Pierre Labbé, Chairman of the Audit Committee, holds a Bachelor's Degree in Business Administration and a license in accounting from Laval University, Quebec City. He is a member of the Order of Chartered Accountants of Quebec and of the Canadian Institute of Chartered Accountants. Mr. Labbé is fully qualified to perform as president and financial expert of the Audit Committee.

André Lemire earned his degree in Economics from the Ottawa University. He sat on the audit committee of various companies. Mr. Lemire has the level of financial expertise needed to fulfil its obligations as a member of the Company’s audit committee. Mr. Lemire was also Governor of the Montréal Stock Exchange from 1994 to 1996.

Mr. Mario Jacob is a lawyer by profession; however his practice has always been related to business financing. He has undertaken additional training with the specific objective of understanding all aspects of corporate finance. To this end, he successfully completed the course offered by the Canadian Securities Institute that led to his certification as an investment dealer. This training included all aspects related to the reading and understanding of the financial statements of a company. He also successfully completed the "Understanding and Analysis of Financial Statements" course offered by the Bar of Quebec. He has all the necessary requirements to carry out his role on the audit committee.

Annual Information Form, May 11, 2011

Virginia Mines Inc.

11.4

Reliance on Certain Exemptions

At no time since the commencement of the Company’s financial year ended February 28, 2011, has the Company relied on the exemption provided under sections 2.4, 3.2, 3.3, 3.4, 3.5 or 3.6 of MI 52-110 or an exemption granted under Part 3.8 of MI 52-110 (Quebec).

11.5

External Auditor Service Fees

The following table sets forth the fees paid to PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l., the Company’s external auditors for services rendered for fiscal years 2011 and 2010.

Services	2011	2010
Audit fees	$64,845	$62,100
Fees related to the audit (1)	$97,397	$88,877
Tax fees	$19,975	$16,635
TOTAL	$182,217	$167,612

(1)

These fees represent aggregate fees billed for assurance and related services, review of the Company’s quarterly financial statements, fees related to SOX 404 of the Sarbanes-Oxley Act of 2002, and IFRS consultation.

ITEM XII – LEGAL PROCEEDINGS

There are no legal proceedings to which the Company is a party, or to which any of its properties are subject, nor are there any such proceedings known or contemplated, that are of a material nature.

ITEM XIII – INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

The information concerning the Interest of Management and Others in Material Transactions can be found in the Company’s Management Information Circular which was sent to shareholders in connection with the annual shareholders meeting of the Company to be held on June 29, 2011. A copy of the Management Information Circular can be found at www.sedar.com.

ITEM XIV – REGISTRAR AND TRANSFER AGENT

The registrar and transfer agent of the Company is Canada Stock Transfer Company Inc., which maintains the shareholder register at its offices located at 2001 University Street, Suite 1600, Montreal, QC H3A 2A6.

ITEM XV – MATERIAL CONTRACTS

Over the fiscal year ended on February 28, 2011, the Company did not enter into any important agreement. The Éléonore Royalty Agreement of March 31, 2006, is the only material contract still in force.

ITEM XVI – INTEREST OF EXPERTS

The following individuals have prepared and certified technical reports which have been described in this Annual Information Form in connection with the following properties:

•

Coulon — Tracy Armstrong, P.Geo., Eugene Puritch, P.Eng. and Antoine Yassa, P.Geo.;

•

Poste Lemoyne Extension — Alain Cayer M.Sc., P.Geo., and Christian D’Amours, geologist;

•

Anatacau-Wabamisk — Stephen Poitras, P.Geo.;

•

Lac Pau — Mathieu Savard, B.Sc., P.Geo. and Josée-Anne Lévesque, trainee geologist;

Annual Information Form, May 11, 2011

Virginia Mines Inc.

•

Ashuanipi — Louis Grenier, B.Sc., P.Geo., Pascal Simard, B.Sc., Eng., Jean-François Boivin, B.Sc., Jr. Eng., and Paul Archer, M.Sc., Eng.;

•

Éléonore Régional ― Stephen Poitras, P.Geo.;

•

Corvet Est — Robert Oswald, P.Geo.;

•

FCI — François Huot, Ph.D., P.Geo., Isabelle Roy, B.Sc., P.Geo., and Paul Archer, M.Sc., Eng.

To the knowledge of management, the aforementioned individuals hold the following securities of the Company.

Experts	Number of stock options	Percentage
Tracy Armstrong (1) (2)	-	-
Eugene Puritch (1) (2)	-	-
Antoine Yassa (1) (2)	-	-
Christian D’Amours (1) (2)	-	-
Alain Cayer (1) (2)	24,000	1.28
Stephen Poitras (1) (2)	23,000	1.23
Robert Oswald (1) (2)	43,000	2.29
Mathieu Savard (1)	68,000	3.63
Josée-Anne Lévesque	6,000	0.30
Louis Grenier (1)	42,500	2.26
Pascal Simard	12,000	0.60
Jean-François Boivin	6,000	0.30
Paul Archer (1) (3)	203,000	10.83
François Huot (1)	41,500	2.21
Isabelle Roy (1)	41,000	2.19

(1)

“Qualified persons” as defined by NI-43-101.

(2)

None of these authors are currently expected to be elected, appointed or employed as a director, officer or employee of the Company.

(3)

As disclosed in the Item IX- Directors and Officers, Paul Archer holds 100,000 shares of the Company.

PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l., an external auditors, has confirmed to the Company that it is independent within the meaning of the Rules of Professional Conduct of the Ordre des Comptables agréés du Québec. These rules are equivalent or similar to Rules of Professional Conduct applicable to chartered accountants in the other provinces of Canada.

ITEM XVII – ADDITIONAL INFORMATION

Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of the Company’s securities, Corporate Governance, options to purchase securities and interests of insiders in material transactions, where applicable, is contained in the Company’s Management Information Circular prepared in connection with the Company’s Annual Meeting of Shareholders to be held on June 29, 2011. Additional financial information is provided in the Company’s financial statements and MD&A for the fiscal year ended February 28, 2011. A copy of such documents may be obtained, upon request, from the Chief Financial Officer of the Company.

Upon request, the Company will provide you with:

-

One copy of the Company’s Annual Information Form, together with one copy of any document, or the pertinent pages of any document incorporated by reference in the Annual Information Form;

-

One copy of the Company’s comparative financial statements for its most recently completed financial year for which financial statements have been filed, together with the accompanying report of the auditor, and one copy of the most recent interim financial statements of the Company that have been filed, if any, for any period after the end of its most recently completed financial year;

Annual Information Form, May 11, 2011

Virginia Mines Inc.

-

One copy of the Management Information Circular of the Company in respect of its most recent annual meeting of shareholders that involved the election of directors; and

-

When securities of the Company are in the course of a distribution pursuant to a short form prospectus or preliminary short form prospectus, one copy of any other documents that are incorporated by reference into the short form prospectus or preliminary short form prospectus not otherwise referred to herein.

Annual Information Form, May 11, 2011

Virginia Mines Inc.

SCHEDULE A

AUDIT COMMITTEE CHARTER

1.

GOALS AND GENERAL OBJECTIVES

The audit committee members are selected among the board of directors of Virginia Mines Inc. (the “Company”).  The Audit Committee (the “Committee”) will assist the board or directors (the “Board”) in fulfilling its oversight responsibilities for:

•

the integrity of the Company’s financial statements;

•

the Company’s compliance with legal and regulatory requirements;

•

the independent auditor’s qualifications and independence;

•

the performance of the Company’s independent auditors and internal audit function;

•

the Company’s system of disclosure controls and procedures, internal controls over financial reporting and compliance with ethical standards adopted by the Company.

The Committee should encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures, and practices at all levels. In exercising its functions, the Committee maintains open communication among the Board, the management as well as with the internal and external auditors.

2.

POWERS

The Board authorizes the Committee to investigate into any matters within the scope of its responsibilities and is empowered to:

•

ask for information when needed to:

-

all employees (and all employees are directed to cooperate when the Committee makes a request)

-

third parties

•

obtain legal or other counsel from outside professionals; and

•

invite, when deemed necessary, the directors of the Company to participate in meetings.

The Company will provide appropriate funding, as determined by the Committee, for compensation to the independent auditor, to any advisors that the Committee chooses to engage, and for payment of ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

3.

ORGANIZATION

Members

3.1

The Committee is comprised of three (3) members, all of whom do not hold any direct management position within the Company and those members are named by the Board.

Each committee member will be a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director.

3.2

All members must be financially literate. The definition of “financially literate” is the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues than can reasonably be expected to be raised by the Company’s financial statements. The Board will determine whether at least one member

1

Annual Information Form, May 11, 2011

Virginia Mines Inc.

of the committee qualifies as an “audit committee financial expert” in compliance with the criteria established by the SEC. The existence of such a member, including his or her name and whether or not he or she is independent, will be disclosed in periodic filings as required by the SEC. Committee members are encouraged to enhance their familiarity with finance and accounting by participating in educational programs, including those conducted by the Company or outside consultants.

3.3

The mandate of the members is for one year, automatically renewable, unless otherwise instructed or upon resignation. Unless a chairperson is elected by the full board, the members of the committee may designate a chairperson by majority vote.

3.4

Quorum for all meetings will be two members.

3.5

The secretary of the Committee will be the Company secretary or any other person nominated by the Committee.

Attendance in meetings

3.6

If deemed necessary, the Committee may invite other people (such as the Chief Executive Officer and the Chief Financial Officer) to participate in the meetings.

3.7

A part of its responsibility to foster open communication, the Committee will meet periodically with management and the independent auditor in separate executive sessions and when appropriate to present their reports.

3.8

The Committee will meet periodically as required to fulfill its obligations either telephonically or by other means. Special meetings may be held when needed either telephonically or by other means.

3.9

Each regularly scheduled meeting will conclude with an executive session of the Committee members.

3.10

Brief minutes of each meeting must be recorded.

4.

Roles and responsibilities

In the scope of its mandate, the Committee:

4.1

reviews this charter periodically, at least annually, and recommends to the Board any necessary amendments.

4.2

must periodically report on the results of examination of the business and makes recommendations to the Board.

External Audit

4.3

The Committee establishes methods to ensure the independence and qualifications of the external auditor, namely:

i)

makes recommendations to the Board in relation to the nomination of the external auditor for the purposes of establishing or delivering an audit report or providing any other auditing services. The Committee will also make recommendations in relation to the remuneration of the external auditor. The nomination will be put forward for shareholders’ approval at the annual meeting;

ii)

ensures that the external auditor operates independently from the Board and the Committee. It could recommend, if required, the dismissal of the external auditor;

iii)

examines yearly and discusses the external auditor’s report, detailing all elements that could have an effect upon its independence, and including all services performed and fees submitted by the external auditor. The external auditor could be invited to participate in this discussion, if necessary;

iv)

when a change of external auditor is foreseen, examines all questions related to this change, notably those relative to information that must contain a notice of change of auditor as promulgated by applicable rules and regulations, and the steps that must be followed to permit an orderly transition;

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Virginia Mines Inc.

v)

whether or not a change in external auditor is foreseen, examines systematically the events to declare conforming to those rules and regulations (disagreements, questions out of order and consultations);

vi)

examines and approves the hiring policies for employees or former employees of the external auditor;

Other

i)

The external auditor reports directly to the Committee.

ii)

The auditor’s report should be used to evaluate the independent auditor’s qualifications, performance, and independence. Furthermore, the Committee will review the experience and qualifications of the lead partner and other senior members of the independent audit team each year to determine that all partner rotation requirements, as promulgated by applicable rules and regulations, are executed.

iii)

The Committee oversees the resolution of disagreements between management and the external auditor if they arise;

iv)

As some services provided by the auditor are not compatible with their independence or the appearance of such independence, the Committee reviews and pre-approves both audit and non-audit services to be provided by the independent auditor. The authority to grant pre-approvals may be delegated to one or more designated members of the Committee whose decisions will be presented to the full Committee at its next regularly scheduled meeting. Approval of non-audit services will be disclosed to investors in periodic reports.

Financial Information

4.4

The Committee supervises the audit process, establishes the means and the disclosure of the financial information, in particular:

i)

the instigation of an internal control system, surveillance of the system’s application, the review of the integrity of the organization’s financial reporting processes and internal control structure and the verification of the accuracy of the financial information to be divulged;

ii)

meetings with the independent auditor and management to discuss the annual audited financial statements and quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operation”, the Form 40-F and any other filing with regulatory authorities or press release related to the financial results;

iii)

reviewing of all documents with financial information, verified or not, before their publication;

iv)

reviewing of the audit plan with the external auditor and management;

v)

assessing, along with management and the external auditor, of the proposed changes relative to general accounting principals and critical accounting policies, assessing the impact of risks and uncertainties as well as management’s estimates and important decisions that could have a significant effect on the financial information. The Committee will discuss all alternatives treatments that have been discussed with management;

vi)

questioning the management and the external auditor on important issues pertaining to financial information that has been discussed during the course of the last fiscal period, and suggesting solutions. The Committee will also discuss the schedule of unadjusted differences;

vii)

studying problems encountered by the external auditor during the audit, in particular those arising because of restrictions imposed by management or on significant accounting questions where there is disagreement with management;

viii)

reviewing the annual financial statements and the external auditor’s report and obtains explanations from management on all significant differences compared to other periods;

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Virginia Mines Inc.

ix)

assessing the post-audit letter or the letter of recommendations from the external auditor as well as management’s response and the actions taken in reaction to the recommendations;

x)

where applicable, reviewing management’s assertion on its assessment of the effectiveness of internal control as of the end of the most recent fiscal year, assessing the external auditor’s evaluation of internal controls as well as the response of management;

xi)

reviewing, when applicable, the treasurer’s reports, management’s response and the actions taken in reaction to the recommendations;

xii)

reviewing the nomination of the person in management responsible for financial matters and that of all other persons with similar functions who participate in the process of the disclosure of financial information;

xiii)

ensuring that adequate procedures are in place to review Company’s public disclosure of financial information extracted or derived from its financial statements and periodically assessing the adequacy of those procedures;

xiv)

being informed, trough the external and internal auditors, of any weakness in the systems that could cause errors or deficiencies in financial reporting or deviations from the accounting policies of the Company or from applicable laws and regulations;

xv)

reviewing the effect of regulatory and accounting initiatives, as well as off-balance-sheet structures, on the financial statements of the Company;

xvi)

reviewing and approval of all related-party transactions, defined as those transactions required to be disclosed.

Complaints

4.5

Establishing procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters.

4.6

Establishing procedures for the confidential, anonymous submission by Company employees regarding questionable accounting or auditing matters.

Code of Ethics

4.7

Establishing, reviewing, and updating periodically a code of business conduct and ethics and determines whether management has established a system to enforce this code. Determining whether the code is in compliance with all applicable rules and regulations.

4.8

Reviewing management’s monitoring of the Company’s compliance with its code of business conduct and ethics, and determining whether management has the proper review system in place such that the Company’s financial information disseminated to governmental organizations and the public satisfy legal requirements.

Other

4.9

Reviewing, with the Company’s counsel, legal compliance matters, including corporate securities trading policies.

4.10

Reviewing, with the Company’s counsel, any legal matter that could have a significant impact on the Company’s financial statements.

4.11

Discussing policies with respect to risk assessment and risk management, including appropriate guidelines and policies to govern the process as well as the Company’s major financial risk exposures and the steps management has undertaken to control them.

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Virginia Mines Inc.

4.12

Conducting an annual performance assessment relative to the Committee’s purpose, duties, and responsibilities outlined herein.

4.13

Preparing Committee’s report to be included in the Company’s annual proxy statement, as required by SEC Regulations.

4.14

Performing any other activities consistent with this charter, the Company’s bylaws, and governing law, as the Board deems necessary or appropriate.

5

SCHEDULE B

VIRGINIA MINES INC.

Virginia's Major Properties (2010-2011)

76°00' W
74°00' W
72°00' W
70°00' W
55°00' N
54°00' N
53°00' N
52°00' N
N
NTS 33 K
NTS 33 J
NTS 33 I
NTS 23 L
NTS 33 F
NTS 33 G
NTS 33 H
NTS 23 E
NTS 23 F
NTS 33 C
NTS 33 B
NTS 33 A
NTS
Radisson
LG-3 Airport
LG-4 Airport
Trans-Taiga road
LAC PAU PROPERTY
FCI PROPERTY
POSTE LEMOYNE EXT. PROPERTY
ASHUANIPI PROPERTY
CORVET EST PROPERTY
ÉLÉONORE RÉGIONAL PROPERTY
ANATACAU-WABAMISK PROPERTY
QUEBEC
Radisson
Chibougamau
Virginia's Claims
0
50
100
Kilometers

2011/02/28